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TABLE OF CONTENTS Prospectus Supplement

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-133496

Subject to Completion
Preliminary Prospectus Supplement dated March 18, 2009

The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

P R O S P E C T U S  S U P P L E M E N T
(To prospectus dated April 24, 2006)

4,500,000 Shares

Alexandria Real Estate Equities, Inc.

Common Stock

        We are selling 4,500,000 shares of our common stock, par value $0.01 per share. Our common stock is listed on the New York Stock Exchange under the symbol "ARE." On March 17, 2009, the last reported sale price of our common stock on the New York Stock Exchange was $40.31 per share.

        Investing in our common stock involves risks. See "Risk factors" on page S-4.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

        In addition to the underwriting discount, the underwriters may receive from purchasers of the shares normal brokerage commissions in amounts agreed with such purchasers.

        The underwriters may also purchase up to 675,000 additional shares of our common stock from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover overallotments.

        The underwriters expect that the shares of our common stock will be ready for delivery on or about March     , 2009.

Joint Book-Running Managers
Merrill Lynch & Co.	Citi	J.P.Morgan

The date of this prospectus supplement is March       , 2009.

Prospectus Supplement

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with any different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

FORWARD-LOOKING STATEMENTS

        This prospectus supplement and the accompanying prospectus contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify the forward-looking statements by their use of forward-looking words, such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates," or "anticipates," or the negative of those words or similar words. Forward-looking statements involve inherent risks and uncertainties regarding events, conditions and financial trends that may affect our future plans of operation, business strategy, results of operations and financial position. A number of important factors could cause actual results to differ materially from those included within or contemplated by the forward-looking statements, including, but not limited to the following:

  •
  unprecedented and extraordinary worldwide negative economic, financial, and banking conditions;

  •
  the onset of significant worldwide economic recession and lack of confidence;

  •
  financial, banking and credit market conditions;

  •
  the seizure or illiquidity of credit markets;

  •
  our failure to obtain capital (debt, construction financing and or equity) or refinance debt maturities;

  •
  increased interest rates and operating costs;

  •
  adverse economic or real estate developments in our markets;

  •
  our failure to successfully complete and lease our existing space held for redevelopment and new properties acquired for that purpose and any properties undergoing development;

  •
  significant decreases in our active development, active redevelopment or pre-construction activities resulting in significant increases in our interest, operating and payroll expenses;

  •
  our failure to successfully operate or lease acquired properties;

  •
  the financial condition of our insurance carriers;

  •
  general and local economic conditions;

  •
  decreased rental rates or increased vacancy rates/failure to renew or replace expiring leases;

  •
  defaults on or non-renewal of leases by tenants;

  •
  our failure to comply with laws or changes in law;

  •
  compliance with environmental laws;

  •
  our failure to maintain our status as a real estate investment trust ("REIT");

  •
  certain ownership interests outside the United States may subject us to different or greater risks than those associated with our domestic operations; and

  •
  fluctuations in foreign currency exchange rates.

        This list of risks and uncertainties, however, is only a summary and is not intended to be exhaustive. For a discussion of these and other factors that could cause actual results to differ from those contemplated in the forward-looking statements, please see the discussion under "Risk Factors" contained in the accompanying prospectus and the other information contained in our publicly available filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. We do not undertake any responsibility to update any of these factors or to announce publicly any revisions to forward-looking statements, whether as a result of new information, future events or otherwise.

ii

SUMMARY

        The following summary may not contain all of the information that is important to you. You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus carefully before deciding whether to invest in our common stock. In this prospectus supplement and the accompanying prospectus, unless otherwise indicated, the "Company," "we," "us" and "our" refer to Alexandria Real Estate Equities, Inc. and its consolidated subsidiaries. Unless otherwise indicated, the information in this prospectus supplement is as of December 31, 2008 and assumes that the underwriters do not exercise the overallotment option described in "Underwriting."

 Alexandria Real Estate Equities, Inc.

Overview

        We are a publicly traded REIT focused principally on science-driven cluster formation. We are the leading provider of high-quality environmentally sustainable real estate, technical infrastructure services and capital to the broad and diverse life science industry. Client tenants include institutional (universities and independent not-for-profit institutions), pharmaceutical, biopharmaceutical, medical device, product, service, and translational entities, as well as government agencies. Our operating platform is based on the principle of "clustering," with assets and operations located in key life science markets.

        As of December 31, 2008:

  •
  we had 159 properties (155 properties located in ten states in the United States and four properties located in Canada), containing approximately 11.7 million rentable square feet (including spaces undergoing active redevelopment) of office/laboratory space;

  •
  our properties were located in leading life science markets, including: the Los Angeles Metro, San Diego and San Francisco Bay areas of California; Eastern Massachusetts; New Jersey/Suburban Philadelphia; New York City; the Southeast; Suburban Washington, D.C.; Seattle, Washington and Canada;

  •
  our properties, excluding spaces at properties totaling approximately 590,057 rentable square feet undergoing a permanent change in use to office/laboratory space through redevelopment, were approximately 94.8% leased at an average annualized base rent per leased square foot of $31.31, with a portion of the vacant space at our properties being office or warehouse space;

  •
  we had five parcels of land under development for approximately 875,000 rentable square feet of office/laboratory space. In addition, our asset base contains strategically located ground-up development opportunities for approximately 9.6 million developable square feet of office/laboratory space and embedded opportunities for a future permanent change of use to office/laboratory space through redevelopment aggregating approximately 1.6 million rentable square feet;

  •
  we had 416 leases with 347 tenants, with our largest single tenant, Novartis AG, accounting for 7.2% of our annualized base rent; and

  •
  approximately 89% of our leases (on a rentable square footage basis) were triple net leases, requiring tenants to pay substantially all real estate taxes and insurance, common area and other operating expenses (including increases thereto) in addition to base rent, and, in addition to our triple net leases, approximately 8% of our leases (on a rentable square footage basis) required the tenants to pay a majority of operating expenses. Additionally, approximately 92% of our leases (on a rentable square footage basis) provided for the recapture of certain capital expenditures and approximately 94% of our leases (on a rentable square footage basis)

    contained effective annual rent escalations that are either fixed or indexed based on the consumer price index or another index.

Business strategy

        We seek to maximize funds from operations ("FFO"), balance sheet liquidity and flexibility, and cash available for distribution to stockholders through the ownership, operation, management and selective redevelopment, development and acquisition of properties containing technical environments, as well as management of our balance sheet. In particular, we seek to maximize FFO, balance sheet liquidity and flexibility, and cash available for distribution by:

  •
  maintaining a solid and flexible balance sheet with adequate liquidity;

  •
  retenanting and re-leasing space at higher rental rates while minimizing tenant improvement costs;

  •
  maintaining solid occupancy while also protecting lease rental rates;

  •
  realizing contractual rental rate escalations, which are currently provided for in approximately 94% of our leases (on a rentable square footage basis);

  •
  implementing effective cost control measures, including negotiating pass-through provisions in tenant leases for operating expenses and certain capital expenditures;

  •
  improving investment returns through leasing of vacant space and replacement of existing tenants with new tenants at higher rental rates;

  •
  achieving higher rental rates from existing tenants as existing leases expire;

  •
  selectively redeveloping existing office, warehouse, shell space or newly acquired properties into generic laboratory space that can be leased at higher rental rates in our target life science cluster markets; and

  •
  selectively developing properties in our target life science cluster markets.

        2008 demonstrated the strength and durability of our core operations providing office/laboratory space to the broad and diverse life science industry. Our operating results have been steady over the period from our initial public offering in May 1997 through December 31, 2008. Our core operating results were solid for 2008, during a period of an extraordinary and unprecedented United States and worldwide economic, financial, banking and credit market crises, the onset of a significant worldwide economic recession and drastic decline in consumer confidence and the consumer driven economy. Financial systems throughout the world have become illiquid with banks much less willing to lend substantial amounts to other banks and borrowers. Consequently, there is greater uncertainty regarding our ability to access the credit markets in order to attract financing or capital on reasonable terms or on any terms.

        The current economic, financial and banking environment, worldwide economic recession and lack of consumer confidence have caused and mandated significant reductions to our capital expenditures across all areas of our business, including operating expenses, general and administrative expenses, and development and construction. We intend to focus on preservation of capital while maintaining future long term growth prospects. We intend to significantly reduce our capital expenditures in 2009 as compared to 2008 and focus on the completion of our existing active redevelopment projects aggregating approximately 590,057 rentable square feet and our existing active development projects aggregating approximately 875,000 rentable square feet. Additionally, we intend to continue with pre-construction activities for certain land parcels for future ground-up/vertical above ground development in order to preserve and create value. These important pre-construction activities add significant value to our land for future ground-up development and are required for the ultimate vertical construction of the buildings. We also intend to be very careful and prudent with any future decisions to add new projects to our active ground-up/vertical developments. Future reductions in construction activities will reduce our capital expenditures. However, if construction activities (including pre-construction activities) cease, certain construction and or pre-construction costs, including interest, taxes, insurance, payroll and other costs, will be expensed as incurred. We also intend to reduce debt as a percentage of our overall capital structure over a multi-year period. During this period, we may also extend and/or refinance certain debt maturities. We expect the source of funds over several years for the repayment of outstanding debt to be provided by opportunistic sales of real estate, joint ventures and through the issuance of additional equity securities, as appropriate. As of December 31, 2008, we had identified three assets held for sale which have been classified in discontinued operations.

Recent developments—2008 highlights

        On February 9, 2009, we announced operating and financial results for the fourth quarter and year ended December 31, 2008.

        In 2008, we:

  •
  Executed 141 leases for approximately 2.2 million rentable square feet, up 37% over 2007.

  •
  Completed redevelopment of multiple spaces at 14 properties aggregating approximately 335,000 rentable square feet of which approximately 88% was leased.

  •
  Leased approximately 630,000 rentable square feet of redevelopment and development space.

  •
  Reported operating margins at approximately 75%.

  •
  Reported occupancy at 94.8%.

  •
  Sold eight properties for approximately $86 million.

  •
  Extended maturities of two secured notes payable aggregating approximately $251 million.

  •
  Received LEED® certifications for two buildings in the Eastern Massachusetts and San Francisco Bay markets.

  •
  Closed 7.00% series D cumulative convertible preferred stock offering with net proceeds of approximately $242 million.

RISK FACTORS

        An investment in our common stock involves risks. New risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. You should carefully consider the risks referred to in the section of the accompanying prospectus entitled "Forward-Looking Statements," as well as the risks identified in this prospectus supplement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which is incorporated herein by reference.

ALEXANDRIA REAL ESTATE EQUITIES, INC.

General

        We are a Maryland corporation formed in October 1994 that has elected to be taxed as a REIT for United States federal income tax purposes. We are the largest owner and pre-eminent first-in-class REIT focused principally on science-driven cluster formation. We are the leading provider of high-quality environmentally sustainable real estate, technical infrastructure and services to the broad and diverse life science industry. Client tenants include institutional (universities and independent not-for-profit institutions), pharmaceutical, biopharmaceutical, medical device, product, service, and translational entities, as well as government agencies. Our operating platform is based on the principle of "clustering," with assets and operations located in key life science markets. As of December 31, 2008, we had 159 properties (155 properties located in ten states in the United States and four properties located in Canada) containing approximately 11.7 million rentable square feet (including spaces undergoing active redevelopment) and properties undergoing ground-up development of approximately 875,000 rentable square feet.

Business and Strategy

        We focus our property operations and investment activities principally in the following life science markets:

  •
  California—Los Angeles Metro;

  •
  California—San Diego;

  •
  California—San Francisco Bay;

  •
  Eastern Massachusetts;

  •
  New Jersey/Suburban Philadelphia;

  •
  New York City;

  •
  Southeast;

  •
  Suburban Washington, D.C.;

  •
  Washington—Seattle; and

  •
  International.

        Each of these areas is an important market for the life science industry. To facilitate research and development, technology transfer and recruitment of scientific professionals, life science industry companies generally cluster near major scientific research institutions, universities and government agencies, all of which drive demand for life science properties suitable for such tenants. As a result, we focus our operations and acquisition activities principally in a limited number of target markets where we believe life science industry tenants tend to cluster.

        The multibillion dollar life science industry comprises thousands of public and private companies and scientific research institutions engaged principally in the research, development, testing, manufacture, sale and regulation of pharmaceuticals, medical devices, laboratory instrumentation and other related applications. Properties leased to tenants in the life science industry typically consist of buildings containing scientific research and development laboratories and other improvements that are generic to tenants operating in the life science industry. Unlike traditional office space, the location of and improvements to life science properties are generally considered essential to a tenant's business. We believe that as a result of these factors, occupancy levels in life science properties within our target life science markets generally have been higher, and tenant turnover has been lower, than in traditional office properties. Our average occupancy at December 31, from 1997 to 2008 was 95.5%, excluding properties undergoing redevelopment.

        We are led by a senior management team with extensive experience in both the real estate and life science industries and are supported by a highly experienced board of directors. Our management team includes Joel S. Marcus, our Chief Executive Officer, who has over 36 years of experience in the real estate and life science industries, as well as significant capital markets experience; Dean A. Shigenaga, our Chief Financial Officer, who has over 16 years of experience in finance, accounting and real estate; Peter M. Moglia, our Chief Investment Officer, who has over 18 years of experience in the real estate industry primarily in underwriting, structuring, and executing transactions, leasing and asset management; John H. Cunningham, our Senior Vice President—Strategic Operations, who has over 22 years experience in the acquisition, development, leasing and operations of life science and commercial properties; Thomas J. Andrews, our Senior Vice President and Regional Market Director—Massachusetts, who has over 20 years of experience in the development, management and leasing of life science properties in Massachusetts; and Stephen A. Richardson, our Senior Vice President—Regional Market Director San Francisco Bay Area, who has 26 years of experience in the real estate and technology industries, with an emphasis in strategic planning, business development and negotiating highly structured transactions. Our team also includes James H. Richardson, our former President and current Director, who is expected to become an active long-term consultant to the Company. Mr. Richardson has over 26 years of experience in the real estate industry, and has specialized for much of his career in the acquisition, management and leasing of life science properties. Additionally, our team includes Peter J. Nelson, our former chief financial officer, who is also an active long-term consultant to the Company. Mr. Nelson has over 26 years of experience in finance, accounting and real estate asset management and leasing.

        We seek to maximize FFO, balance sheet liquidity and flexibility, and cash available for distribution to stockholders through the ownership, operation, management, redevelopment, selective development and acquisition of life science properties, as well as management of our balance sheet. In particular, we seek to increase FFO, balance sheet liquidity and flexibility, and cash available for distribution by:

  •
  maintaining a solid and flexible balance sheet with adequate liquidity;

  •
  retenanting and re-leasing space at higher rental rates while minimizing tenant improvement costs;

  •
  realizing contractual rental rate escalations, which are currently provided for in approximately 94% of our leases (on a rentable square footage basis);

  •
  implementing effective cost control measures, including negotiating pass-through provisions in tenant leases for operating expenses and certain capital expenditures;

  •
  improving investment returns through leasing of vacant space and replacement of existing tenants with new tenants at higher rental rates;

  •
  achieving higher rental rates from existing tenants as existing leases expire;

  •
  selectively redeveloping existing office, warehouse, shell space or newly acquired properties into generic laboratory space that can be leased at higher rental rates in our target life science cluster markets; and

  •
  selectively developing properties in our target life science cluster markets.

Redevelopment

        A key component of our business is redevelopment of existing office, warehouse or shell space as generic laboratory space that can be leased at higher rates. As of December 31, 2008, we had approximately 590,057 rentable square feet undergoing redevelopment at 13 properties. In addition to properties undergoing redevelopment, as of December 31, 2008, our asset base contained embedded opportunities for a future permanent change of use to office/laboratory space through redevelopment aggregating approximately 1.6 million rentable square feet. However, new commitments for significant additional redevelopment projects are not strategic priorities in the near term.

        The following table summarizes total rentable square footage undergoing redevelopment as of December 31, 2008:

Markets/Submarkets	Estimated In-Service Dates	Rentable Square Footage Undergoing Redevelopment/ Total Property
California—San Diego/Torrey Pines	2009/2010	84,504 / 84,504
California—San Diego/Torrey Pines	2009	13,591 / 43,600
California—San Diego/Torrey Pines	2009	11,338 / 107,709
California—San Diego/Torrey Pines	2009	39,224 / 76,084
Eastern Massachusetts/Cambridge	2009	75,045 / 177,101
Eastern Massachusetts/Cambridge	2009	90,841 / 369,831
Eastern Massachusetts/Suburban	2009/2010	113,045 / 113,045
Eastern Massachusetts/Suburban	2010	30,000 / 30,000
Southeast/Florida	2009	42,712 / 44,855
Southeast/North Carolina	2009	6,729 / 60,519
Southeast/North Carolina	2008(1)	16,393 / 77,395
Suburban Washington, D.C./ Gaithersburg	2008(2)	15,504 / 44,464
Suburban Washington, D.C./Shady Grove	2009	51,131 / 123,501

		590,057 / 1,352,608

(1)
This project was delivered to the tenant for occupancy in February 2009.

(2)
This project was delivered to the tenant for occupancy in January 2009.

        As of December 31, 2008, our estimated cost to complete was approximately $80 per rentable square foot for the 590,057 rentable square feet undergoing a permanent change in use to office/laboratory space through redevelopment. Our final costs for these redevelopment projects will ultimately depend on many factors, including construction requirements for each tenant, final lease negotiations and the amount of costs funded by each tenant.

        There can be no assurance that we will be able to complete spaces undergoing redevelopment or initiate additional redevelopment projects. Redevelopment activities subject us to many risks, including delays in permitting, financing availability, engaging contractors, availability and pricing of materials and labor and other redevelopment uncertainties. In addition, there can be no assurance that, upon completion, we will be able to successfully lease the space or lease the space at rental rates at or above the returns on our investment anticipated by our stockholders.

Development

        Another key component of our business is ground-up development. Our development strategy is primarily to pursue selective projects where we expect to achieve appropriate investment returns. We generally have undertaken ground-up development projects only if our investment in infrastructure will be substantially made for generic, rather than tenant specific, improvements. As of December 31, 2008, we had five major projects undergoing ground-up development approximating 875,000 rentable square feet of office/laboratory space. In the first quarter of 2009, we expect to initiate vertical construction of a two-building project aggregating 210,000 rentable square feet located at Mission Bay, San Francisco, California. Pfizer, Inc. has leased 100,000 rentable square feet and has an option for an additional 50,000 rentable square feet. We also have an embedded pipeline for future ground-up development approximating 9.6 million developable square feet of office/laboratory space. However, new commitments for significant additional ground-up developments are not strategic priorities in the near term.

        The following table summarizes our major projects undergoing ground-up development as of December 31, 2008:

Markets/Submarkets	Building Descriptions	Estimated In-Service Dates	Estimated Investment Per Square Foot	Rentable Square Feet	Leasing Status
California—San Francisco Bay/Mission Bay	Multi-tenant Bldg.	2010	$350	158,000	100% Leased or Committed
California—San Francisco Bay/So. San Francisco	Two Bldgs., Single or Multi-tenant	2009	$350	162,000	16% Leased; Marketing
California—San Francisco Bay/So. San Francisco	Single Tenant Bldg.	2009	$350	130,000	55% Leased with Option for Remaining Space Through 2009
New York—New York City—East Tower	Multi-tenant Bldg.	2010/2011	$500	310,000	Marketing; Negotiating Substantial Letter of Intent
Washington—Seattle	Single Tenant Bldg. with 5% Retail	2010	$390	115,000	92% Leased with Option for Additional 3%; 5% Retail

				875,000

        As of December 31, 2008, our estimated committed costs to complete the 875,000 rentable square feet undergoing ground-up development was approximately $100 per rentable square foot. Our final costs for these development projects will ultimately depend on many factors, including construction requirements for each tenant, final lease negotiations and the amount of costs funded by each tenant.

Financing and Working Capital

        We expect to continue meeting our short term liquidity and capital requirements generally through our working capital and net cash provided by operating activities. We believe that the net cash provided by operating activities will continue to be sufficient to enable us to make distributions necessary to continue qualifying as a REIT. We also believe that net cash provided by operating activities will be sufficient to fund recurring non-revenue enhancing capital expenditures, tenant improvements and leasing commissions.

        We expect to meet certain long term liquidity requirements, such as for property development and redevelopment activities, scheduled debt maturities, and non-recurring capital improvements, through net cash provided by operating activities, periodic asset sales, long term secured and unsecured indebtedness, including borrowings under the unsecured line of credit and unsecured term loan, and the issuance of additional debt and/or equity securities.

        Notwithstanding our expectations, financial markets have recently experienced unusual volatility and uncertainty. While this condition has occurred initially within the "subprime" mortgage lending sector of the credit market, financial systems throughout the world have become illiquid with banks no longer willing to lend substantial amounts to other banks and borrowers. Consequently, there is greater uncertainty regarding our ability to access the credit market in order to attract financing or capital on reasonable terms or at any terms. Our ability to finance our development and redevelopment projects and pending or new acquisitions, as well as our ability to refinance debt maturities, could be adversely affected by our inability to secure capital on reasonable terms, if at all.

Solid and Flexible Balance Sheet with Adequate Liquidity

        Our goal is to maintain a solid and flexible balance sheet with adequate liquidity. As of December 31, 2008:

  •
  We had approximately $121 million of cash on hand, consisting of approximately $71 million of unrestricted cash and approximately $50 million of restricted cash that will be used to fund certain on-going construction projects.

  •
  We had approximately $475 million available on our $1.9 billion unsecured credit facility, which matures in October 2011 and 2012 for our unsecured line of credit and unsecured term loan, respectively, assuming we exercise our sole right to extend the maturity by one year.

  •
  We had near-term debt maturities of $353 million through 2010, which included our share of joint venture debt in the amount of approximately $23 million.

  •
  The average balance of our 24 maturing loans in the next five years other than our unsecured credit facility was approximately $25 million, which we believe improves our ability to refinance given the difficulty of refinancing large loans in the current environment. Additionally, the majority of the outstanding balance of secured notes payable were from banks and life companies versus commercial mortgage backed securities lenders.

        We have taken appropriate steps to reduce our construction expenditures in light of the challenging economic and financial environment.

  •
  Beginning in the second quarter of 2009 through the fourth quarter of 2009, we expect to reduce our construction spending to an average of approximately $60 million per quarter, representing an approximate 40% reduction from our average quarterly construction expenditures during 2008.

  •
  We expect to further reduce our expenditures in 2010.

  •
  New commitments for significant additional ground-up developments and additional redevelopment projects are not strategic priorities in the near term.

 PROPERTIES

General

        As of December 31, 2008, we had 159 properties containing approximately 11.7 million rentable square feet (including spaces undergoing active redevelopment) of office/laboratory space. Excluding properties undergoing redevelopment, our properties were approximately 94.8% leased as of December 31, 2008. The exteriors of our properties typically resemble traditional office properties, but the interior infrastructures are designed to accommodate the needs of life science industry tenants. These improvements typically are generic to life science industry tenants rather than being specific to a particular tenant. As a result, we believe that the improvements have long term value and utility and are usable by a wide range of life science industry tenants. Generic infrastructure improvements to our life science properties typically include:

  •
  reinforced concrete floors;

  •
  upgraded roof loading capacity;

  •
  increased floor to ceiling heights;

  •
  heavy-duty heating, ventilation and air conditioning ("HVAC") systems;

  •
  enhanced environmental control technology;

  •
  significantly upgraded electrical, gas and plumbing infrastructure; and

  •
  laboratory benches.

        As of December 31, 2008, we held a fee simple interest in each of our properties, except for 19 properties that accounted for approximately 17% of the total rentable square footage of our properties. Of the 19 properties, we held three properties in the San Francisco Bay market, one property in the Southeast market, two properties in the Suburban Washington, D.C. market and 13 properties in the Eastern Massachusetts market pursuant to ground leasehold interests.

        As of December 31, 2008, we had 416 leases with a total of 347 tenants, and 79 of our 159 properties were single-tenant properties. Leases in our multi-tenant buildings typically have terms of three to seven years, while the single-tenant building leases typically have initial terms of ten to 20 years. As of December 31, 2008:

  •
  approximately 89% of our leases (on a rentable square footage basis) were triple net leases, requiring tenants to pay substantially all real estate taxes, insurance, utilities, common area and other operating expenses (including increases thereto) in addition to base rent, and, in addition to our triple net leases, approximately 8% of our leases (on a rentable square footage basis) required the tenants to pay a majority of operating expenses;

  •
  approximately 94% of our leases (on a rentable square footage basis) contained effective annual rent escalations that are either fixed (generally ranging from 3% to 3.5%) or indexed based on a consumer price index or other index; and

  •
  approximately 92% of our leases (on a rentable square footage basis) provided for the recapture of certain capital expenditures (such as HVAC systems maintenance and/or replacement, roof replacement and parking lot resurfacing), which we believe would typically be borne by the landlord in traditional office leases.

        Our leases also typically give us the right to review and approve tenant alterations to the property. Generally, tenant-installed improvements to the properties remain our property after termination of the lease at our election. However, we are permitted under the terms of most of our leases to require that the tenant, at its expense, remove the improvements and restore the premises to their original condition.

Location of Properties

        The locations of our properties are diversified among a number of life science markets. The following table sets forth, as of December 31, 2008, the total rentable square footage and annualized base rent of our properties in each of our existing markets (dollars in thousands) other than three properties classified as "held for sale."

Markets	Number of Properties	Total Rentable Square Footage(2)	Percentage of Total Rentable Square Footage	Annualized Base Rent(1)	Percentage of Annualized Base Rent	Occupancy Percentage(1)(2)
California—Los Angeles Metro	1	31,343	0.3%	$820	0.3%	88.3%
California—San Diego	31	1,643,208	14.1	43,594	13.3	92.6
California—San Francisco Bay	17	1,478,660	12.7	56,542	17.3	98.4
Eastern Massachusetts	38	3,456,296	29.7	116,017	35.4	96.7
New Jersey/Suburban Philadelphia	8	441,504	3.8	8,341	2.5	87.5
Southeast	13	687,420	5.9	12,446	3.8	94.7
Suburban Washington, D.C.	31	2,495,101	21.5	48,608	14.8	90.5
Washington—Seattle	13	1,045,768	9.0	32,244	9.9	98.7
International—Canada	4	342,394	3.0	8,773	2.7	100.0

Total Properties—(Continuing Operations)	156	11,621,964	100.0%	$327,385	100.0%	94.8%

(1)
Excludes spaces at properties totaling approximately 590,057 rentable square feet undergoing a permanent change in use to office/laboratory space through redevelopment and three properties with approximately 64,218 rentable square feet that are classified as held for sale. Annualized base rent means the annualized fixed base rental amount in effect as of December 31, 2008 (using rental revenue computed on a straight-line basis in accordance with United States generally accepted accounting principles ("GAAP")).

(2)
Including spaces undergoing a permanent change in use to office/laboratory space through redevelopment, occupancy as of December 31, 2008 was 90.0%.

        In addition, as of December 31, 2008, our asset base contained active ground-up development projects aggregating 875,000 rentable square feet and an embedded pipeline for future ground-up development opportunities for approximately 9.6 million developable square feet of office/laboratory space. However, new commitments for significant additional ground-up developments are not strategic priorities in the near term.

Life Science Sector Diversification

        Our tenant base is broad and diverse within the life science industry and reflects our focus on regional, national and international tenants with substantial financial and operational resources. The following chart shows the percentage of annualized base rent by tenant business type for our properties as of December 31, 2008:

Tenants

        Our life science properties are leased principally to a diverse group of tenants, with no tenant being responsible for more than 7.2% of our annualized base rent. The following table sets forth information regarding leases with our ten largest tenants based upon annualized base rent as of December 31, 2008.

Ten Largest Tenants

Tenant	Number of Leases	Remaining Lease Term in Years		Approximate Aggregate Rentable Square Feet	Percentage of Aggregate Leased Square Feet	Annualized Base Rent (in thousands)(1)	Percentage of Aggregate Annualized Base Rent
Novartis AG	4	6.8	(2)	401,181	3.8%	$23,629	7.2%
GlaxoSmithKline plc	6	6.4	(3)	345,521	3.3	14,359	4.4
ZymoGenetics, Inc.	2	10.4	(4)	203,369	1.9	8,747	2.7
United States Government	7	4.6	(5)	311,769	3.0	8,354	2.5
Massachusetts Institute of Technology	3	3.3	(6)	178,952	1.7	7,899	2.4
Theravance, Inc.	2	3.3	(7)	170,244	1.6	6,136	1.9
Dyax Corporation	1	3.2		91,527	0.9	5,775	1.7
Genentech, Inc.	1	9.8		126,971	1.2	5,527	1.7
Amylin Pharmaceuticals, Inc.	3	7.4	(8)	158,983	1.5	5,460	1.7
The Scripps Research Institute	2	7.9	(9)	96,500	0.9	5,193	1.6

Total/Weighted Average(10):	31	6.3		2,085,017	19.8%	$91,079	27.8%

(1)
Annualized base rent means the annualized fixed base rental amount in effect as of December 31, 2008 (using rental revenue computed on a straight-line basis in accordance with GAAP).

(2)
Amount shown is a weighted average of multiple leases with this tenant for 255,441 rentable square feet, 47,185 rentable square feet, 81,441 rentable square feet, and 17,114 rentable square feet with remaining lease terms of 9.3 years, 4.8 years, 1.5 years, and less than one month, respectively.

(3)
Amount shown is a weighted average of multiple leases with this tenant for 128,759 rentable square feet (represents two leases at two properties containing 68,000 and 60,759 rentable square feet); 47,870 rentable square feet, 17,932 rentable square feet and 150,960 rentable square feet with remaining lease terms of 11.3 years, 9.0 years, 2.8 years and 1.9 years, respectively.

(4)
As of November 14, 2008, Novo A/S owned approximately 31.7% of ZymoGenetics, Inc.

(5)
Amount shown is a weighted average of multiple leases with this tenant for 81,580 rentable square feet, 114,568 rentable square feet (represents three leases at three properties containing 50,325 rentable square feet, 9,337 rentable square feet and 54,906 rentable square feet), 105,000 rentable square feet, 7,057 rentable square feet, and 3,564 rentable square feet with remaining lease terms of 6.3 years, 4.8 years, 3.4 years, 0.6 years and 0.3 years, respectively.

(6)
Amount shown is a weighted average of multiple leases with this tenant for 86,515 rentable square feet, 8,876 rentable square feet and 83,561 rentable square feet with remaining lease terms of 4.5 years, 2.8 years and 2.1 years, respectively.

(7)
As of October 31, 2008, GlaxoSmithKline plc owned 15.2% of the outstanding stock of Theravance, Inc.

(8)
Amount shown is a weighted average of multiple leases with this tenant for 71,510 rentable square feet and 87,473 rentable square feet (represents two leases at two properties containing 45,030 rentable square feet and 42,443 rentable square feet) with remaining lease terms of 9.1 years and 6.1 years, respectively.

(9)
Amount shown is a weighted average of multiple leases with this tenant for 19,606 rentable square feet and 76,894 rentable square feet with remaining lease terms of 8.8 years and 7.7 years, respectively.

(10)
Weighted average based on percentage of aggregate leased square feet.

Property and Lease Information

        The following table summarizes information with respect to the lease expirations at our properties as of December 31, 2008:

Year of Lease Expiration	Number of Leases Expiring	Rentable Square Footage of Expiring Leases	Percentage of Aggregate Leased Square Feet	Annualized Base Rent of Expiring Leases (per rentable square foot)
2009(1)	75	982,312	9.5%	$30.55
2010	62	1,088,066	10.5	27.41
2011	70	1,700,099	16.4	29.21
2012	60	1,384,688	13.3	34.39
2013	50	1,057,435	10.2	31.67
2014	25	815,970	7.9	28.72
2015	14	688,865	6.6	29.60
2016	14	751,560	7.2	26.79
2017	12	600,032	5.8	36.73
2018	11	726,844	7.0	43.64
Thereafter	11	583,950	5.6	29.38

(1)
Excludes 14 month-to-month leases for approximately 78,000 rentable square feet.

        Our revenues are derived primarily from rental payments and tenant recoveries. If a tenant experiences a downturn in its business or other types of financial distress, it may be unable to make timely payments under its lease. Also, when our tenants decide not to renew their leases or terminate early, we may not be able to re-lease the space. Even if tenants decide to renew or lease space, the terms of renewals or new leases, including the cost of any tenant improvements, concessions and lease commissions, may be less favorable to us than current lease terms. Consequently, we could lose the cash flow from the affected properties, which could negatively impact our business. We may have to divert cash flow generated by other properties to meet our mortgage payments, if any, or to pay other expenses related to owning the affected properties.

 USE OF PROCEEDS

        We expect to receive approximately $        million in net proceeds from the sale of the shares of our common stock in this offering, or approximately $        million if the underwriters' overallotment option is exercised in full, after payment of our expenses related to this offering and underwriting discounts and commissions. We intend to initially use the net proceeds from this offering to reduce the outstanding balance on our unsecured line of credit. We currently anticipate that we will borrow funds under our unsecured line of credit to pay down $25 million of our senior secured term loan. We may then also borrow from time to time under our unsecured line of credit to provide funds for general working capital and other corporate purposes, including the repayment of debt and selective redevelopment or development of existing or new life science properties. As of December 31, 2008, we had an aggregate of approximately $1.4 billion of borrowings outstanding on our $1.9 billion unsecured line of credit and unsecured term loan at a weighted average interest rate of approximately 4.3%, including the impact of our interest rate swap agreements. Citigroup Global Markets Inc. and Banc of America Securities LLC, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, are joint lead arrangers under our unsecured line of credit and unsecured term loan and J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, or their affiliates, are lenders under our unsecured line of credit and unsecured term loan. In addition, Bank of America, N.A. is the administrative agent of our unsecured line of credit and unsecured term loan. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. are joint lead arrangers under our $175 million senior secured term loan.

CAPITALIZATION

        The following table sets forth our capitalization as of December 31, 2008:

  •
  on an actual basis;

  •
  on an adjusted basis giving effect to (i) the sale of 4,500,000 shares of our common stock in this offering at $            per share, and (ii) our use of the net proceeds, as described herein under the caption "Use of proceeds." It does not include up to an additional 675,000 shares of our common stock that may be sold pursuant to the underwriters' overallotment option.

        The information set forth in the following table should be read in conjunction with, and is qualified in its entirety by, the financial statements and the notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which is incorporated by reference in this prospectus supplement.

	As of December 31, 2008
(Dollars in thousands, except per share amounts)	Actual	As Adjusted
Debt:
Secured notes payable(1)	$1,081,963		1,081,963
Unsecured line of credit and unsecured term loan(2)	1,425,000
Unsecured convertible notes	460,000		460,000
Stockholders' equity:
Preferred stock, $0.01 par value per share; 100,000,000 shares authorized;
5,185,500 shares of 8.375% Series C Cumulative Redeemable Preferred Stock issued and outstanding on a historical and pro forma basis; $25.00 liquidation value	129,638		129,638
10,000,000 shares of 7.00% Series D Cumulative Convertible Preferred Stock issued and outstanding on a historical and pro forma basis; $25.00 liquidation value	250,000		250,000
Common stock, $0.01 par value per share; 100,000,000 shares authorized; 31,899,037 and shares issued and outstanding on an historical and pro forma basis(3)	319
Excess stock, $0.01 par value per share; 200,000,000 shares authorized; 0 shares issued and outstanding on an historical and pro forma basis	—		—
Additional paid-in capital	1,377,448
Accumulated other comprehensive income(4)	(87,209)		(87,209)

Total capitalization	$4,636,632	$

(1)
Includes unamortized discount of $2.1 million as of December 31, 2008.

(2)
As of March 16, 2009, the amount outstanding under our unsecured line of credit and unsecured term loan was approximately $1,561,000,000.

(3)
The information presented does not include 942,510 shares of our common stock that we have reserved for issuance under our Amended and Restated 1997 Stock Award and Incentive Plan and 186,054 options to purchase shares of our common stock, all of which were exercisable, which were outstanding as of December 31, 2008.

(4)
Accumulated other comprehensive income consists of $5,660,000 of unrealized gains on marketable securities, $80,542,000 of unrealized losses on interest rate swap agreements and $12,327,000 of unrealized foreign currency translation losses.

SELECTED FINANCIAL DATA

        The selected financial data set forth below is derived from our audited financial statements for the fiscal years ended December 31, 2008 and 2007. The following selected financial data should be read in conjunction with the more detailed information contained in the financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which is incorporated by reference into this prospectus supplement.

	For the Year Ended December 31,(1)
(Dollars in thousands, except per share amounts)	2008	2007
Operating data:
Total revenues	$460,668	$397,062
Total expenses	349,614	310,553
Minority interests' share of income	3,799	3,669

Income from continuing operations	107,255	82,840
Income from discontinued operations, net	15,614	10,884

Net income	122,869	93,724
Dividends on preferred stock	24,225	12,020
Preferred stock redemption charge	—	2,799

Net income available to common stockholders	$98,644	$78,905

Earnings per share—basic:
Continuing operations (net of preferred stock dividends and preferred stock redemption charge)	$2.63	$2.29
Discontinued operations, net	0.49	0.37

Earnings per share—basic	$3.12	$2.66

Earnings per share—diluted:
Continuing operations (net of preferred stock dividends and preferred stock redemption charge)	$2.60	$2.27
Discontinued operations, net	0.49	0.36

Earnings per share—diluted	$3.09	$2.63

Weighted average shares of common stock outstanding
Basic	31,653,829	29,668,231
Diluted	31,907,956	30,004,462
Cash dividends declared per share of common stock	$3.18	$3.04
Balance sheet data (at period end):
Rental properties, net of accumulated depreciation	$3,325,047	$3,146,915
Properties undergoing development and redevelopment, and land held for development	$1,397,423	$1,143,302
Total assets	$5,131,096	$4,642,094
Secured notes payable, unsecured line of credit, unsecured term loan and unsecured convertible notes	$2,966,963	$2,787,904
Total liabilities	$3,385,879	$3,062,768
Minority interests	$75,021	$75,506
Stockholders' equity	$1,670,196	$1,503,820

	For the Year Ended December 31,(1)
(Dollars in thousands, except per share amounts)	2008	2007
Reconciliation of net income available to common stockholders to funds from operations available to common stockholders:
Net income available to common stockholders(2)	$98,644	$78,905
Add: Depreciation and amortization(3)	108,743	97,335
Add: Minority interests' share of income	3,799	3,669
Subtract: Gain/loss on sales of property(4)	(20,401)	(7,976)
Subtract: FFO allocable to minority interest	(4,108)	(3,733)

FFO available to common stockholders(5)	$186,677	$168,200

Other data:
Cash flows from operating activities	$232,709	$169,725
Cash flows from investing activities	$(467,548)	$(931,328)
Cash flows from financing activities	$297,970	$766,685
Number of properties owned at period end	159	166
Rentable square feet of properties owned at period end	11,685,912	12,176,192
Occupancy of properties owned at period end	90%	88%
Occupancy of properties owned at period end, excluding properties under redevelopment	95%	94%

(1)
Amounts disclosed for 2007 have been reclassified to conform to the current year presentation related to discontinued operations.

(2)
In 2008, we recognized additional rental income aggregating $11,268,000 related to a modification of a lease and a write-off of deferred rent and non-cash impairment charges aggregating $17,901,000. The non-cash impairment charges consisted of $4,650,000 related to two properties and $13,251,000 for other-than-temporary declines in the fair value of certain investments. The non-cash impairment charges recognized in 2008 on these two properties have been included in income from discontinued operations, net. During the first quarter of 2007, we redeemed our 9.10% series B cumulative redeemable preferred stock ("Series B Preferred Stock"). In accordance with Financial Accounting Standards Board Emerging Issues Task Force Topic D-42 ("EITF Topic D-42"), we recorded a charge of approximately $2,799,000 to net income available to common stockholders for costs related to the redemption of the Series B Preferred Stock. During the second quarter of 2004, we elected to redeem our 9.50% series A cumulative redeemable preferred stock ("Series A Preferred Stock"). Accordingly, in compliance with EITF Topic D-42, we recorded a charge of $1,876,000, in the second quarter of 2004 for costs related to the redemption of the Series A Preferred Stock.

(3)
Includes depreciation and amortization on assets held for sale reflected as discontinued operations (for the periods prior to when such assets were designated as held for sale).

(4)
Gain/loss on sales of property relates to eight properties sold during 2008, four properties and four land parcels sold during 2007, three properties sold during 2006, one property sold during 2005, and one property sold during 2004. Gain/loss on sales of property is included in the consolidated statements of income in income from discontinued operations, net.

(5)
GAAP basis accounting for real estate assets utilizes historical cost accounting and assumes real estate values diminish over time. In an effort to overcome the difference between real estate values and historical cost accounting for real estate assets, the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") established the measurement tool of FFO. Since its introduction, FFO has become a widely used non-GAAP financial measure by

  REITs. We believe that FFO is helpful to investors as an additional measure of the performance of an equity REIT. We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its April 2002 White Paper (the "White Paper") and related implementation guidance, which may differ from the methodology for calculating FFO utilized by other equity REITs, and, accordingly, may not be comparable to such other REITs. The White Paper defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. While FFO is a relevant and widely used measure of operating performance for REITs, it should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of financial performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions.

UNDERWRITING

        Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. are acting as the representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of shares of common stock set forth opposite the underwriter's name.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.

Total	4,500,000

        The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all of the shares (other than those covered by the overallotment option described below) if they purchase any of the shares.

        The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the shares to dealers at the public offering price less a concession not to exceed $            per share. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms.

Overallotment Option

        We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 675,000 additional shares of common stock at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering overallotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter's initial purchase commitment.

No Sales of Similar Securities

        We have agreed that, except pursuant to the underwriting agreement, for a 30-day period after the date of this prospectus supplement, we will not, without the prior written consent of the representatives, offer, sell, contract to sell, or otherwise dispose of any common stock, other than (1) pursuant to employee stock option plans existing on the date of the underwriting agreement, (2) upon the conversion or exchange of convertible or exchangeable securities outstanding as of the date of the underwriting agreement, or (3) in connection with acquisitions of assets or businesses in which common stock is issued as consideration.

Other

        If you purchase shares of common stock offered in this prospectus supplement and the accompanying prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement and the accompanying prospectus.

        Our common stock is listed on the New York Stock Exchange under the symbol "ARE."

Commissions and Discounts

        The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' overallotment option.

	Per Share		Total
	Without Option	With Option	Without Option	With Option
Underwriting discounts paid by us

        We estimate that the total expenses of this offering, other than underwriting discounts, will be approximately $750,000.

Price Stabilization, Short Positions and Penalty Bids

        In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of shares of our common stock in excess of the number of shares to be purchased by the underwriters in this offering, which creates a syndicate short position. "Covered" short sales are sales of shares made in an amount up to the number of shares represented by the underwriters' overallotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. Transactions to close out the covered syndicate short positions involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the overallotment option. The underwriters may also make "naked" short sales of shares in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

        The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriters repurchase shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

        Any of these activities may have the effect of preventing or retarding a decline in the market price of the common stock. They may also cause the price of the common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the exchange on which we are listed or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Other Relationships

        The underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

        The net proceeds from this offering will initially be used to reduce the outstanding balance on our unsecured line of credit. As of December 31, 2008, we had an aggregate of approximately $1.4 billion of borrowings outstanding on our $1.9 billion unsecured line of credit and unsecured term loan. Citigroup Global Markets Inc. and Banc of America Securities LLC, an affiliate of Merrill Lynch, Pierce Fenner & Smith Incorporated, are joint lead arrangers and J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, or their affiliates, are lenders under our unsecured line of credit and unsecured term loan. In addition, Bank of America, N.A. is the administrative agent of our unsecured line of credit and unsecured term loan.

        Affiliates of Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are also lenders under our $175 million senior secured term loan facility for which they have received customary fees and expenses. We currently anticipate that we will borrow funds under our unsecured line of credit to pay down $25 million of our senior secured term loan.

        A prospectus supplement and the accompanying prospectus in electronic format may be made available by one or more of the underwriters on a website maintained by a third-party vendor or by one or more of the underwriters. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representatives will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders. Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on such website is not part of the prospectus supplement and the accompanying prospectus.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Certain European Residents

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of common stock described in this prospectus may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the common stock that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

  •
  to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  •
  to any legal entity that has two or more of (a) an average of at least 250 employees during the last financial year; (b) a total balance sheet of more than €43,000,000; and (c) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  •
  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriters; or

  •
  in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

        Each purchaser of common stock described in this prospectus located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a "qualified investor" within the meaning of Article 2(1)(e) of the Prospectus Directive.

        For purposes of this provision, the expression an "offer to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

        The sellers of the common stock have not authorized and do not authorize the making of any offer of common stock through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the common stock as contemplated in this prospectus. Accordingly, no purchaser of the common stock, other than the underwriters, is authorized to make any further offer of the common stock on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

        This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive ("Qualified Investors") that are also (a) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (b) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents. Each underwriter will represent, warrant and agree that (i) it has communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act of 2000, or the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which section 21(1) of the FSMA does not apply to us; and (ii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the offering of the shares as contemplated by this prospectus in, from or otherwise involving the United Kingdom.

FEDERAL INCOME TAX CONSIDERATIONS

        In our prospectus dated April 24, 2006, we noted that, without future congressional action, the maximum tax rate for noncorporate taxpayers on long term capital gains will increase to 20% in 2009, and the maximum tax rate on dividends to noncorporate taxpayers will increase to 35% in 2009 and 39.6% in 2011. As part of the Tax Increase Prevention and Reconciliation Act of 2005, the maximum tax rate on such long term capital gains will now increase to 20% in 2011, and the maximum tax rate on such dividends will now increase to 39.6% in 2011. Thus, all references in the section of the prospectus titled "Federal Income Tax Considerations" to the year 2009 or the date January 1, 2009 should now be to the year 2011 or the date January 1, 2011.

        In our prospectus dated April 24, 2006, the third paragraph of the section titled "Taxation of Our Company, General," should be replaced with the following: We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), commencing with our taxable year ended December 31, 1996, and intend to continue to operate in a manner consistent with such election and all rules with which a REIT must comply. We have received from Morrison & Foerster LLP its opinion to the effect that, commencing with our taxable year ended December 31, 2004, we were organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. It must be emphasized that this opinion is based and conditioned upon certain assumptions and representations made by us as to factual matters (including representations concerning, among other things, our business and properties, the amount of rents attributable to personal property and other items regarding our ability to meet the various requirements for qualification as a REIT). The opinion is expressed as of its date, and Morrison & Foerster LLP has undertaken no obligation to advise holders of securities of any subsequent change in the matters stated, represented or assumed or any subsequent change in the applicable law. Moreover, qualification and taxation as a REIT depends upon our having met and continuing to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Internal Revenue Code discussed below, the results of which will not be reviewed by Morrison & Foerster LLP.

2008 Tax Law Changes

        On July 30, 2008, former President George W. Bush signed into law the Housing and Economic Recovery Act of 2008 (the "2008 Act"). The 2008 Act contains a number of provisions applicable to REITs and generally is effective for our taxable year beginning on January 1, 2009. As noted below, certain provisions became effective immediately following the date of enactment. The following is a brief summary of the 2008 Act changes that may be relevant to us.

        Gross Income Tests.    The 2008 Act revised the tax treatment of certain foreign currency gains for purposes of the REIT 75% and 95% gross income tests. In general, if foreign currency gain is recognized after July 30, 2008 with respect to income which otherwise qualifies for purposes of the 75% or 95% income test, then such foreign currency gain will not constitute gross income for purposes of the 75% or 95% income tests, respectively.

        The 2008 Act also provides that income derived from certain hedging transactions that we enter into after July 30, 2008 will be excluded from both the 75% and 95% income tests. Historically, the exclusion only pertained to income derived from transactions that hedge indebtedness incurred (now or in the future) by us to acquire or carry real estate assets. Under the 2008 Act, the exclusion has been expanded to include income recognized by us from transactions primarily entered into in order to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income test. As with prior law, the 2008 Act continues the requirement that we properly identify any such hedges in our books and records.

        Asset Tests.    Commencing with our taxable year beginning January 1, 2009 (1) up to 25% of our total assets (versus 20% under prior law) may be represented by securities of taxable REIT subsidiaries, (2) "cash" will include foreign currency for purposes of the 75% asset test if we (or one of our qualified business units) use foreign currency as our functional currency, but only to extent that such currency is held for use in the normal course of our (or our qualified business unit's) activities that produce income qualifying for purposes of the 75% and 95% income tests, and (3) if we meet the REIT asset tests as of the close of a quarter we will not fail to meet such tests at the end of a subsequent quarter solely because of a discrepancy caused by fluctuation in foreign currency exchange rates.

        Prohibited Transactions.    As a REIT, we are subject to a 100% penalty tax on income from so-called "prohibited transactions" (generally, income derived from sale of property held primarily for sale to customers in the ordinary course of business). Under the Internal Revenue Code, there exists a "safe harbor" that allows us to avoid being treated as engaged in a prohibited transaction if, among other things, (1) we have held the disposed property for at least four years, and (2) during our taxable year in which the relevant property is disposed of we have not made more than seven property sales (or, alternatively, the aggregate adjusted basis of all properties sold by us during the taxable year must not exceed 10% of our aggregate adjusted basis in our assets as of the beginning of such taxable year). The 2008 Act relaxes the requirements of this safe harbor such that, with respect to property dispositions occurring on or after July 30, 2008, the holding period is reduced to two years and the 10% ceiling may be satisfied by reference to either the adjusted basis or fair market value of our assets.

Annual Distribution Requirements

        From time to time, we may declare taxable dividends payable in cash or stock at the election of each stockholder. For our 2008 and 2009 taxable years, IRS Revenue Procedure 2009-15 provides a distribution of our stock pursuant to such an election will be considered a taxable distribution of property in an amount equal to the amount of cash that could have been received instead if, among other things, 10% or more of the distribution is payable in cash. Any such dividend would be distributed in a manner intended to count toward satisfaction of our annual distribution requirements and to qualify for the dividends paid deduction. For information regarding the tax consequences of distributions to our stockholders with respect to our common stock, see "Federal Income Tax Considerations—Taxation of Our Stockholders" in the accompanying prospectus.

LEGAL MATTERS

        Certain legal matters relating to this offering will be passed upon for us by Morrison & Foerster LLP, Los Angeles, California, and certain matters with respect to Maryland law, including the validity of the shares of the common stock offered hereby, will be passed upon for us by Venable LLP, Baltimore, Maryland. Certain legal matters relating to this offering will be passed upon for the underwriters by Clifford Chance US LLP, New York, New York. Morrison & Foerster LLP and Clifford Chance US LLP will rely upon the opinion of Venable LLP as to all matters of Maryland law.

EXPERTS

        The consolidated financial statements and schedule of Alexandria Real Estate Equities, Inc. and subsidiaries appearing in Alexandria Real Estate Equities, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2008, and effectiveness of Alexandria Real Estate Equities, Inc. and subsidiaries' internal control over financial reporting as of December 31, 2008, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

Alexandria Real Estate Equities, Inc.

Common Stock	Warrants
Preferred Stock	Debt Securities

        We may offer from time to time common stock, preferred stock, warrants or debt securities.

        Each time that we sell securities under this prospectus, we will provide a prospectus supplement or other offering material that will contain specific information about the terms of that offering. The prospectus supplement or other offering material may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement or other offering material, you should rely on the information in the prospectus supplement or such other offering material.

        We may sell the securities to or through underwriters, and also to other purchasers or through agents. The names of the underwriters will be stated in the prospectus supplements or other offering material. We also may sell securities directly to investors.

        Our common stock is traded on the New York Stock Exchange under the symbol "ARE."

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 24, 2006.

ABOUT THIS PROSPECTUS

        This prospectus is part of a "shelf" registration statement that we have filed with the United States Securities and Exchange Commission, or SEC. By using a shelf registration statement, we may sell the common stock, preferred stock, warrants or debt securities described in this prospectus, any prospectus supplement or any other offering material:

  •
  from time to time and in one or more offerings;

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  in one or more series; and

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  in any combination thereof.

        Neither this prospectus nor any accompanying prospectus supplement contains all of the information included in the registration statement, as permitted by the rules and regulations of the SEC. To understand fully the terms of the securities we are offering with this prospectus, you should carefully read this entire prospectus, the applicable prospectus supplement and any other offering material, as well as the documents we have incorporated by reference. We are subject to the informational requirements of the Securities Exchange Act of 1934, or Exchange Act, and therefore file reports and other information with the SEC. Statements contained in this prospectus and any accompanying prospectus supplement or other offering material about the provisions or contents of any agreement or other document are only summaries. If SEC rules or regulations require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents. You should not assume that the information in this prospectus, any prospectus supplement or any other offering material is accurate as of any date other than the date on the front of each document.

        YOU SHOULD CAREFULLY READ THIS PROSPECTUS, THE APPLICABLE PROSPECTUS SUPPLEMENT AND ANY APPLICABLE OTHER OFFERING MATERIAL, AS WELL AS THE DOCUMENTS WE HAVE INCORPORATED BY REFERENCE AS DESCRIBED UNDER THE SECTION ENTITLED "WHERE YOU CAN FIND MORE INFORMATION." WE ARE NOT MAKING AN OFFER OF THE SECURITIES OFFERED HEREBY IN ANY STATE WHERE SUCH OFFER OR SALE IS NOT PERMITTED.

        THIS PROSPECTUS MAY NOT BE USED TO SELL SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT OR OTHER OFFERING MATERIAL.

i

        The information in this prospectus is accurate as of April 24, 2006.    You should rely only on the information contained in this prospectus, the applicable prospectus supplement and/or other offering materials, and the documents we have incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information provided by this prospectus, the applicable prospectus supplement, our other offering materials or the documents we have incorporated by reference is accurate as of any date other than the date of the respective document.

ii

WHERE YOU CAN FIND MORE INFORMATION

Where Documents are Filed; Copies of Documents

        We are subject to the informational requirements of the Exchange Act in accordance with which we file reports, proxy statements and other information with the SEC. This registration statement, the exhibits and schedules forming a part thereof, and the reports, proxy statements and other information we have filed with the SEC can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Such material also may be accessed by visiting the following internet website maintained by the SEC that contains reports, proxy and information statements and other information regarding issuers, such as us, that file electronically with the SEC: http://www.sec.gov. In addition, our common stock listed on the New York Stock Exchange, and similar information regarding us and the information we provide to the exchange may be inspected and copied at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        You may also access further information about us by visiting our website at http://labspace.com. Please note that the information and materials found on our website, except for our SEC filings expressly described below, are not part of this prospectus and are not incorporated by reference into this prospectus.

Incorporation of Documents by Reference

        We have filed with the SEC a registration statement on Form S-3 with respect to the securities offered by this prospectus. This prospectus is a part of that registration statement. As allowed by the SEC, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. Instead, the SEC allows us to "incorporate by reference" information into this prospectus. This means that we can disclose particular important information to you without actually including such information in this prospectus by simply referring you to another document that we filed separately with the SEC.

        The information we incorporate by reference is an important part of this prospectus and should be carefully read in conjunction with this prospectus and any prospectus supplement. Information that we file with the SEC after the date of this prospectus will automatically update and may supersede some of the information in this prospectus as well as information we previously filed with the SEC and that was incorporated by reference into this prospectus.

        The following documents are incorporated by reference into this prospectus:

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  our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as filed with the SEC on March 16, 2006;

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  the description of our common stock contained in the Registration Statement on Form 8-A filed on May 14, 1997, including any amendments or reports filed for the purpose of updating such description;

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  the description of our preferred stock purchase rights contained in the registration statement on Form 8-A, as filed with the SEC on February 10, 2000, including any amendments or reports filed for the purpose of updating such description; and

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  all reports or documents that we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those that we "furnish" pursuant to Item 2.02 or 7.01 of Form 8-K or other information "furnished" to the SEC) after the date of this prospectus and prior to the termination of the offering.

        If information in any of these incorporated documents conflicts with information in this prospectus, prospectus supplement or any other offering materials, you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the information in the most recent incorporated document.

        You may request from us at no cost a copy of any document we incorporate by reference, excluding all exhibits to such incorporated documents (unless we have specifically incorporated by reference such exhibits either in this prospectus or in the incorporated document), by making such a request in writing or by telephone to the following address:

Alexandria Real Estate Equities, Inc.
385 East Colorado Boulevard, Suite 299
Pasadena, California 91101
Attention: Corporate Secretary
(626) 578-0777

        Except as provided above, no other information (including information on our website) is incorporated by reference into this prospectus.

ALEXANDRIA REAL ESTATE EQUITIES, INC.

        We are a Maryland corporation formed in October 1994 that has elected to be taxed as a real estate investment trust, or REIT, for federal income tax purposes. We are engaged primarily in the ownership, operation, management, acquisition, and selective redevelopment and development of high quality, strategically located properties containing office/laboratory space designed and improved for lease primarily to institutional (universities and not-for-profit institutions), pharmaceutical, biotechnology, life science product, service, biodefense, and translational research entities, as well as related government agencies. Our properties leased to tenants in the life science industry typically consist of buildings containing scientific research and development laboratories and other improvements that are generic to tenants operating in the life science industry. We refer to such properties as "life science properties."

        As of December 31, 2005, we owned 134 properties (131 properties located in nine states and three located in Canada) with approximately 8.8 million rentable square feet of office/laboratory space.

        For additional information regarding our business, we refer you to our filings with the SEC incorporated by reference in this prospectus. See "Where You Can Find More Information."

        Our principal executive offices are located at 385 East Colorado Boulevard, Suite 299, Pasadena, California 91101 and our telephone number is (626) 578-0777.

SECURITIES THAT WE MAY OFFER

        We may issue from time to time, in one or more offerings, the following securities:

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  common stock;

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  preferred stock;

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  warrants; and/or

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  debt securities.

        The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplement or other offering material, summarize all the material terms and provisions of the various types of securities that we may offer under this prospectus. The particular terms of the securities offered by this prospectus will be described in a prospectus supplement or other offering material.

        This prospectus contains a summary of the material general terms of the various securities that we may offer. The specific terms of the securities will be described in a prospectus supplement or other offering material, which may be in addition to or different from the general terms summarized in this prospectus. The summaries contained in this prospectus and in any prospectus supplements or other offering material may not contain all of the information that you would find useful. Accordingly, you should read the actual documents relating to any securities sold pursuant to this prospectus. See "Where You Can Find More Information" to find out how you can obtain a copy of those documents.

        The terms of any offering of securities, the initial offering price of any such offering and the net proceeds to us, will be contained in the prospectus supplement or other offering material relating to that offering.

USE OF PROCEEDS

        Unless otherwise indicated in the applicable prospectus supplement or other offering material, we will use the net proceeds from the sale of the securities to reduce the outstanding balance on our unsecured line of credit or other borrowings or for general corporate purposes. If initially used to pay down our line of credit, we may then borrow from time to time under the line of credit to provide funds for general working capital and other corporate purposes, including the acquisition of additional life science properties and the redevelopment or development of existing or new properties.

DESCRIPTION OF STOCK

        The following summary of the terms of our stock does not purport to be complete and is subject to and qualified in its entirety by reference to the Maryland General Corporation Law and our charter and bylaws. See "Additional Information."

General

  Our charter provides that we may issue up to

  •
  100,000,000 shares of common stock;

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  100,000,000 shares of preferred stock; and

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  200,000,000 shares of "excess stock" (as described below).

        Of our preferred stock,

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  1,610,000 shares are classified as 9.50% Series A cumulative redeemable preferred stock, or Series A preferred stock;

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  2,300,000 shares are classified as 9.10% Series B cumulative redeemable preferred stock, or Series B preferred stock;

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  5,750,000 shares are classified as 8.375% Series C cumulative redeemable preferred stock, or Series C preferred stock; and

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  500,000 shares are classified as Series A Junior Participating preferred stock, or Series A junior preferred stock.

        As of March 13, 2006 the following securities were issued and outstanding:

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  22,778,820 shares of our common stock;

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  no shares of our Series A preferred stock or Series A junior preferred stock;

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  2,300,000 shares of our Series B preferred stock; and

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  5,185,500 shares of our Series C preferred stock.

        All 1,543,500 previously issued and outstanding shares of our Series A preferred stock were redeemed as of July 7, 2004.

        Under Maryland law, stockholders generally are not liable for a corporation's debts or obligations.

Common Stock

        Subject to the preferential rights of any other class or series of our stock and to the provisions of our charter regarding restrictions on transfer of our stock, holders of our common stock are entitled to receive dividends on such shares if, as and when authorized by our board of directors and declared by us out of assets legally available therefor. Our holders of common stock are also entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all our known debts and liabilities.

        Subject to the provisions of our charter regarding the restrictions on transfer of our stock, each outstanding share of common stock entitles the holder thereof to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of our stock, the holders of such shares will possess the exclusive voting power. A plurality of all the votes cast at a meeting at which a quorum is present is sufficient to elect a director.

There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

        Holders of shares of our common stock generally have no preference, conversion, exchange, sinking fund or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the provisions of our charter regarding restriction on transfer of our stock, shares of our common stock will each have equal distribution, liquidation and other rights.

        Our charter authorizes our board of directors to reclassify any unissued shares of our common stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

        Our outstanding shares of common stock are listed on the New York Stock Exchange under the symbol "ARE." Any additional shares of common stock we issue will also be listed on the New York Stock Exchange upon official notice of issuance.

Preferred Stock

        Our charter authorizes our board of directors, without the approval of our stockholders, to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any series, as authorized by our board of directors. Prior to the issuance of shares of any series, our board of directors is required by the Maryland General Corporation Law and our charter to set, subject to the provisions of our charter regarding restrictions on transfer of our stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such series, all of which will be set forth in articles supplementary to our charter adopted for that purpose by our board of directors or a duly authorized special committee thereof. Using this authority, our board of directors could authorize the issuance of shares of preferred stock with terms and conditions that could delay, defer or prevent a transaction or a change in control that might involve a premium price for holders of our common stock or for other reasons be desired by them.

        Upon issuance against full payment of the purchase price therefor, shares of preferred stock will be fully paid and nonassessable. The specific terms of a particular class or series of preferred stock to be offered pursuant to this prospectus will be described in the prospectus supplement or other offering material relating to that class or series, including a prospectus supplement or other offering material providing that preferred stock may be issuable upon the exercise of warrants or conversion of other securities issued by us. The description of preferred stock set forth below and the description of the terms of a particular class or series of preferred stock set forth in the applicable prospectus supplement or other offering material do not purport to be complete and are qualified in their entirety by reference to the articles supplementary relating to that class or series.

        Rank.    Unless otherwise specified in the applicable prospectus supplement or other offering material, our preferred stock will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank:

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  senior to all classes or series of our common stock, and to all our equity securities ranking junior to such preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up;

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  on a parity with all equity securities authorized or designated by us, the terms of which specifically provide that such equity securities rank on a parity with the preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up; and

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  junior to all our existing and future indebtedness and to any class or series of equity securities authorized or designated by us, the terms of which specifically provide that such equity securities rank senior to the preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up.

        Conversion Right.    The terms and conditions, if any, upon which any shares of any class or series of our preferred stock are convertible into shares of our common stock will be set forth in the applicable prospectus supplement or other offering material relating thereto. Such terms will include:

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  the number of shares of our common stock into which the shares of our preferred stock are convertible;

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  the conversion price (or manner of calculation thereof);

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  the conversion period;

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  provisions as to whether conversion will be at the option of the holders of such class or series of our preferred stock or us;

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  the events requiring an adjustment of the conversion price; and

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  provisions affecting conversion in the event of the redemption of such class or series of preferred stock.

Power To Issue Additional Shares Of Common Stock And Preferred Stock

        We believe that the power of our board of directors to authorize us to issue additional authorized but unissued shares of common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financing and acquisition transactions and in meeting other needs that may arise. The additional classes or series of our preferred stock, as well as our common stock, will be available for issuance without further action by our stockholders, unless further action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors has no present intention to do so, it could authorize us to issue a class or series of stock that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control that might involve a premium price for holders of common stock or for other reasons be desired by them.

Restrictions On Ownership And Transfer

        In order to qualify as a REIT under the Internal Revenue Code, not more than 50% of the value of our outstanding stock may be owned, directly or constructively, by five or fewer individuals or entities (as set forth in the Internal Revenue Code) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). Furthermore, shares of our outstanding stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year.

        In order for us to maintain our qualification as a REIT, our charter provides for an ownership limit, which prohibits, with certain exceptions, direct or constructive ownership of shares of stock representing more than 9.8% of the combined total value of our outstanding shares of stock by any person, as defined in our charter.

        Our board of directors, in its sole discretion, may waive the ownership limit for any person. However, our board of directors may not grant such waiver if, after giving effect to such waiver, five individuals could beneficially own, in the aggregate, more than 49.9% of the value of our outstanding stock. As a condition to waiving the ownership limit, our board of directors may require a ruling from the Internal Revenue Service or an opinion of counsel in order to determine our status as a REIT. Notwithstanding the receipt of any such ruling or opinion, our board of directors may impose such conditions or restrictions as it deems appropriate in connection with granting a waiver.

        Our charter further prohibits any person from:

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  beneficially or constructively owning shares of our stock that would result in us being "closely held" under Section 856(h) of the Internal Revenue Code; and

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  transferring shares of our stock if such transfer would result in shares of our stock being owned by fewer than 100 persons.

        Any transfer in violation of any of these restrictions is void ab initio. Any person who acquires or attempts to acquire beneficial or constructive ownership of shares of our stock in violation of the foregoing restrictions on transferability and ownership is required to give us notice immediately and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to continue to qualify, or to attempt to qualify, as a REIT.

        If any transfer of shares of our stock or other event occurs that would result in any person beneficially or constructively becoming the owner of shares of our stock in excess or in violation of the above transfer or ownership limitations, or becoming a prohibited owner, then that number of shares of our stock (rounded up to the nearest whole share) the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations shall be automatically exchanged for an equal number of shares of excess stock. Those shares of excess stock will be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the prohibited owner will generally not acquire any rights in such shares. This automatic exchange will be deemed to be effective as of the close of business on the business day prior to the date of such violative transfer. Shares of excess stock held in the trust will be issued and outstanding shares of our stock. The prohibited owner will not:

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  benefit economically from ownership of any shares of excess stock held in the trust;

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  have any rights to distributions thereon; or

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  possess any rights to vote or other rights attributable to the shares of excess stock held in the trust.

        The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares of stock held in the trust, which rights shall be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to the discovery by us that shares of stock have been transferred to the trustee will be paid by the recipient of such dividend or distribution to us upon demand, or, at our sole election, will be offset against any future dividends or distributions payable to the purported transferee or holder, and any dividend or distribution authorized but unpaid will be rescinded as void ab initio with respect to such shares of stock and promptly thereafter paid over to the trustee with respect to such shares of excess stock, as trustee of the trust for the exclusive benefit of the charitable beneficiary. The prohibited owner will have no voting rights with respect to shares of excess stock held in the trust and, subject to Maryland law, effective as of the date that such shares of stock have been transferred to the trustee, the trustee will have the authority (at the trustee's sole discretion) to:

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  rescind as void any vote cast by a prohibited owner prior to the discovery by us that such shares have been transferred to the trustee, and

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  recast such vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary.

        However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast such vote.

        Within 180 days after the date of the event that resulted in shares of our excess stock being transferred to the trust (or as soon as possible thereafter if the trustee did not learn of such event within such period), the trustee shall sell the shares of stock held in the trust to a person, designated by the trustee, whose ownership of the shares will not violate the ownership limitations set forth in our charter. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate and those shares of excess stock will be automatically exchanged for an equal number of shares of the same class or series of stock that originally were exchanged for the excess stock.

        The trustee shall distribute to the prohibited owner, as appropriate:

  •
  the price paid by the prohibited owner for the shares;

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  if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other such transaction), the "market price" (as defined in our charter) of such shares on the day of the event causing the shares to be held in the trust; or

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  if the exchange for excess stock did not arise as a result of a purported transfer, the market price of such shares on the day of the other event causing the shares to be held in the trust.

        If such shares are sold by a prohibited owner, then to the extent that the prohibited owner received an amount for such shares that exceeds the amount that such prohibited owner was entitled to receive pursuant to the aforementioned requirement, such excess shall be paid to the trustee.

        All certificates representing shares of common stock and preferred stock will bear a legend referring to the restrictions described above.

        Every owner of more than 5% (or such lower percentage as may be required by our charter, the Internal Revenue Code or the regulations promulgated thereunder) of all classes or series of our stock, including shares of common stock, within 30 days after the end of each taxable year, is required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of our stock which the owner beneficially owns and a description of the manner in which such shares are held. Each such owner must provide us such additional information as we may reasonably request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT. In addition, each stockholder will be required upon demand to provide us such information as we may reasonably request in order to determine our status as a REIT, to comply with the requirements of any taxing authority or governmental authority or to determine such compliance, or to comply with the REIT provisions of the Internal Revenue Code.

        These ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for the holders of our common stock or for other reasons be desired by them.

DESCRIPTION OF WARRANTS

        We may issue warrants representing rights to purchase shares of our preferred stock, common stock or our debt securities. Warrants may be issued independently or together with any other securities offered by any prospectus supplement or other offering material and may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent specified in the applicable prospectus supplement or other offering material. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any provisions of the warrants offered hereby.

        The applicable prospectus supplement or other offering material will describe the terms of the warrants in respect of which this prospectus is being delivered, including, where applicable, the following:

  •
  the title of the warrants;

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  the aggregate number of the warrants;

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  the price or prices at which the warrants will be issued;

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  the designation, terms and number of shares of our preferred stock or common stock purchasable upon exercise of the warrants;

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  the designation and terms of the securities, if any, with which the warrants are issued and the number of the warrants issued with each such security;

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  the date, if any, on and after which the warrants and the related preferred stock or common stock will be separately transferable, including any limitations on ownership and transfer of the warrants that may be appropriate to preserve our status as a REIT;

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  the price at which each share of our preferred stock or common stock purchasable upon exercise of the warrants may be purchased;

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  the date on which the right to exercise the warrants will commence and the date on which such right relating to the warrants expires;

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  the minimum or maximum amount of the warrants that may be exercised at any one time;

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  information with respect to book-entry procedures applicable to the warrants, if any;

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  a description of federal income tax consequences; and

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  any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF DEBT SECURITIES

        The debt securities that we may offer will be issued under indentures between us and a trustee. The following is a summary of the material provisions of the form of indenture included as an exhibit to the registration statement of which this prospectus is part for additional information. Unless the context requires otherwise, this prospectus refers to that indenture as the "indenture."

        The following summary of some of the material provisions of the indenture and of our debt securities is not complete and is subject to the detailed provisions of the applicable indenture to be entered into between us and the applicable trustee. For a full description of these provisions, including the definition of some terms used in this prospectus, and for other information regarding the debt securities, see the applicable indenture. Wherever we refer to particular sections or defined terms of the indenture, those sections or defined terms are incorporated by reference in this prospectus or prospectus supplement or other offering material.

        The following summarizes what we expect to be certain general terms and provisions of the debt securities. Each time we offer debt securities, the prospectus supplement or other offering material relating to that offering will describe the terms of the debt securities we are offering.

General

        We may issue debt securities from time to time in one or more series without limitation as to aggregate principal amount. The debt securities will be unsecured and unsubordinated obligations and will rank equally and ratably with other unsecured and unsubordinated obligations outstanding from time to time, unless stated otherwise in the applicable supplemental indenture.

        Unless otherwise indicated in the prospectus supplement or other offering material, principal of, premium, if any, and interest on the debt securities will be payable, and the transfer of debt securities will be registrable, at any office or agency maintained by us for that purpose. The debt securities will be issued only in fully registered form without coupons and, unless otherwise indicated in the applicable prospectus supplement or other offering material, in denominations of $1,000 or integral multiples thereof. No service charge will be made for any registration of transfer or exchange of the debt securities, but we may require you to pay a sum sufficient to cover any tax or other governmental charge imposed in connection with the transfer or exchange.

        The prospectus supplement or other offering material will describe the following terms of the debt securities we are offering:

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  the title of the debt securities;

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  any limit on the aggregate principal amount of the debt securities;

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  the date or dates on which the principal of the debt securities is payable;

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  the rate or rates, which may be fixed or variable, at which the debt securities will bear interest, if any, or the method by which the rate or rates will be determined, the date or dates from which any interest will accrue, the interest payment dates on which any interest will be payable, and the regular record date for the interest payable on any interest payment date;

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  the place or places where the principal of and any premium and interest on the debt securities will be payable;

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  the person who is entitled to receive any interest on the debt securities, if other than the record holder on the record date;

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  the period or periods within which, the price or prices at which and the terms and conditions upon which the debt securities may be redeemed, in whole or in part, at our option;

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  our obligation, if any, to redeem, purchase or repay the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder and the period or periods within which, the price or prices at which and the terms and conditions upon which we will redeem, purchase or repay, in whole or in part, the debt securities pursuant to such obligation;

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  the currency, currencies or currency units in which we will pay the principal of and any premium and interest on any debt securities, if other than the currency of the United States of America and the manner of determining the equivalent in U.S. currency;

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  if the amount of payments of principal of or any premium or interest on any debt securities may be determined with reference to an index or formula, the manner in which such amounts will be determined;

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  if the principal of or any premium or interest on any debt securities is to be payable, at our election or at the election of the holder, in one or more currencies or currency units other than that or those in which the debt securities are stated to be payable, the currency, currencies or currency units in which payment of the principal of and any premium and interest on the debt securities as to which such election is made will be payable, and the periods within which and the terms and conditions upon which such election is to be made;

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  if other than the debt securities' principal amount, the portion of the principal amount of the debt securities that will be payable upon declaration of acceleration of the maturity;

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  the applicability of the provisions described in the section of this prospectus captioned "Defeasance and Covenant Defeasance;"

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  if the debt securities will be issued in whole or in part in the form of a book-entry security as described in this prospectus, the depository we appointed or its nominee with respect to the debt securities and the circumstances under which the book-entry security may be registered for transfer or exchange or authenticated and delivered in the name of a person other than the depository or its nominee;

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  any provisions related to the conversion or exchange of the debt securities into our common stock or other debt securities;

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  any provisions regarding the status and ranking of the debt securities; and

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  any other terms of the debt securities.

        We may offer and sell the debt securities as original issue discount securities at a substantial discount below their stated principal amount. The prospectus supplement or other offering material will describe the federal income tax consequences and other special considerations applicable to original issue discount securities and any debt securities the federal tax laws treat as having been issued with original issue discount. "Original issue discount securities" means any debt security that provides for an amount less than its principal amount to be due and payable upon the declaration of acceleration of the maturity of the debt security upon the occurrence and continuation of an "Event of Default."

        The indenture does not contain covenants or other provisions designed to afford holders of the debt securities protection in the event of a highly leveraged transaction, change in credit rating or other similar occurrence.

Covenants

        The prospectus supplement or other offering material will describe any material covenants of a series of debt securities.

Events of Default

        With respect to a series of debt securities, any one of the following events will constitute an event of default under the indenture:

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  failure to pay any interest on any debt security of that series when due, continued for 30 days;

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  failure to pay principal of or any premium on any debt security of that series when due;

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  failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;

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  our failure to perform, or breach of, any other covenant or warranty in the indenture, other than a covenant included in the indenture solely for the benefit of a series of debt securities other than that series, continued for 90 days after written notice as provided in the indenture;

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  certain events involving our bankruptcy, insolvency or reorganization; or

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  any other event of default provided with respect to debt securities of that series.

        If any event of default occurs and continues, either the trustee or the holders of at least 25 percent in principal amount of the outstanding debt securities of that series may declare the principal amount or, if the debt securities of that series are original issue discount securities, the portion of the principal amount as may be specified in the terms of those debt securities, of all the debt securities of that series to be due and payable immediately by a notice in writing to us, and to the trustee if given by holders. The principal amount (or specified amount) will then be immediately due and payable. After acceleration, but before a judgment or decree for payment based on acceleration has been obtained, the holders of a majority in principal amount of outstanding debt securities of that series may by written notice to us and the trustee, under specified circumstances, rescind and annul the acceleration.

        Additional or different events of default applicable to a series of debt securities may be described in a prospectus supplement or other offering material. An event of default of one series of debt securities is not necessarily an event of default for any other series of debt securities. The prospectus supplement or other offering material relating to any series of debt securities that are original issue discount securities will contain the particular provisions relating to acceleration of the stated maturity of a portion of the principal amount of that series of original issue discount securities upon the occurrence and continuation of an event of default.

        The indenture in part provides that, subject to the duty of the trustee during default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders offer the trustee reasonable security or indemnity. Generally, the holders of a majority in aggregate principal amount of the debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.

        A holder of any series of debt securities will not have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or trustee, or for any other remedy, unless:

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  the holder has previously given to the trustee written notice of a continuing event of default;

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  the holders of at least 25 percent in principal amount of the outstanding debt securities of that series have made written request to the trustee to institute such proceeding as trustee;

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  the trustee has not instituted proceedings within 60 days after receipt of such notice; and

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  the trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with such request during the 60 day period.

However, these limitations do not apply to a suit instituted by a holder for enforcement of payment of the principal of and premium, if any, or interest on its debt securities on or after the respective due dates.

        We are required to furnish to the trustee annually a statement as to our performance of certain obligations under the indenture and as to any default.

Modification and Waiver

        We and the trustee may modify and amend the indenture with the consent of the holders of not less than the majority in aggregate principal amount of the outstanding debt securities of each series which is affected. Neither we nor the trustee may, however, modify or amend the indenture without the consent of the holders of all debt securities affected if such action would:

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  change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

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  reduce the principal amount of, or the premium payable upon redemption, if any, or, except as otherwise provided in the prospectus supplement or other offering material, interest on, any debt security, including in the case of an original issue discount security the amount payable upon acceleration of the maturity;

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  change the place or currency of payment of principal of, premium, if any, or interest on any debt security;

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  impair the right to institute suit for the enforcement of any payment on any debt security on or after the stated maturity thereof, or in the case of redemption, on or after the redemption date;

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  modify the conversion provisions, if any, of any debt security in a manner adverse to the holder of the debt security;

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  reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

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  modify certain provisions of the indenture, except to increase any percentage of principal amount whose holders are required to approve any change to such provision or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of each holder affected.

        The holders of at least a majority in principal amount of the outstanding debt securities of any series may, on behalf of all holders of that series, waive compliance by us with certain restrictive provisions of the indenture. The holders of not less than a majority in principal amount of the outstanding debt securities of any series may, on behalf of all holders of that series, waive any past default under the indenture, except a default

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  in the payment of principal, premium or interest and

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  in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of those holders of each outstanding debt security of that series who were affected.

Consolidation, Merger and Sale of Assets

        We may not consolidate with or merge into any other company or entity or convey, transfer or lease its properties and assets substantially as an entirety and may not permit any company or entity to merge into or consolidate with us or convey, transfer or lease its properties and assets substantially as an entirety to us, unless:

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  in the case we consolidate with or merge into another person or convey, transfer or lease our properties and assets substantially as an entirety to any person, the person formed by that consolidation or into which we are merged or the person which acquires by conveyance or transfer, or which leases, our properties and assets substantially as an entirety is a corporation, partnership or trust organized under the laws of the United States of America, any State or the District of Columbia, and expressly assumes our obligations on the debt securities under a supplemental indenture;

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  immediately after giving effect to the transaction no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has occurred and is continuing;

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  if our properties or assets become subject to a mortgage, pledge, lien, security interest or other encumbrance not permitted by the indenture, we or such successor, as the case may be, takes the necessary steps to secure the debt securities equally and ratably with, or prior to, all indebtedness secured thereby; and

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  we have delivered to the trustee an officers' certificate and an opinion of counsel, each stating compliance with these provisions.

Defeasance and Covenant Defeasance

        The indenture provides, unless otherwise indicated in the prospectus supplement or other offering material relating to that particular series of debt securities, that, at our option, we:

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  will be discharged from any and all obligations in respect of the debt securities of that series, except for certain obligations to register the transfer of or exchange of debt securities of that series, replace stolen, lost or mutilated debt securities of that series, maintain paying agencies and hold moneys for payment in trust; or

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  need not comply with certain restrictive covenants of the indenture and the occurrence of an event described in the fourth bullet point in the section of the prospectus captioned "Events of Default" will no longer be an event of default, in each case, if we deposit, in trust, with the trustee, money or U.S. Government obligations, which through the payment of interest and principal in accordance with their terms will provide money, in an amount sufficient to pay all the principal of and premium, if any, and interest on the debt securities of that series on the dates such payments are due, which may include one or more redemption dates that we designate, in accordance with the terms of the debt securities of that series.

        We may establish this trust only if, among other things:

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  no event of default or event which with the giving of notice or lapse of time, or both, would become an event of default under the indenture shall have occurred and is continuing on the date of the deposit or insofar as an event of default resulting from certain events involving our bankruptcy or insolvency at any time during the period ending on the 121st day after the date of the deposit or, if longer, ending on the day following the expiration of the longest preference period applicable to us in respect of the deposit;

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  the defeasance will not cause the trustee to have any conflicting interest with respect to any other of our securities or result in the trust arising from the deposit to constitute, unless it is qualified as, a "regulated investment company;"

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  the defeasance will not result, in a breach or violation of, or constitute a default under, the indenture or any other agreement or instrument to which we are a party or by which we are bound; and

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  we have delivered an opinion of counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax in the same manner as if the defeasance had not occurred, which opinion of counsel, in the case of the first item above, must refer to and be based upon a published ruling of the Internal Revenue Service, a private ruling of the Internal Revenue Service addressed to us, or otherwise a change in applicable federal income tax law occurring after the date of the indenture.

If we fail to comply with remaining obligations under the indenture after a defeasance of the indenture with respect to the debt securities of any series as described under the second item of the first sentence of this section and the debt securities of such series are declared due and payable because of the occurrence of any event of default, the amount of money and U.S. Government obligations on deposit with the trustee may be insufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. We will, however, remain liable for those payments.

DESCRIPTION OF GLOBAL SECURITIES

Book-Entry, Delivery and Form

        The common stock, preferred stock, warrants or debt securities may be issued in book-entry form and represented by one or more global notes or global securities. The global securities are expected to be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary, and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

        DTC has advised each of the issuing companies that it is:

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  a limited-purpose trust company organized under the New York Banking Law;

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  a "banking organization" within the meaning of the New York Banking Law;

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  a member of the Federal Reserve System;

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  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

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  a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

        DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, which eliminates the need for physical movement of securities certificates. "Direct participants" in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, which we sometimes refer to as "indirect participants," that clear transactions through or maintain a custodial relationship with a direct participant either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

        Purchases of securities within the DTC system must be made by or through direct participants, which will receive a credit for those securities on DTC's records. The ownership interest of the actual purchaser of a security, which is sometimes referred to as a "beneficial owner," is in turn recorded on the direct and indirect participants' records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities except under the limited circumstances described below.

        To facilitate subsequent transfers, all global securities deposited with DTC will be registered in the name of DTC's nominee, Cede & Co. The deposit of securities with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC's records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

        So long as the securities are in book-entry form, you will receive any payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants.

        Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

        Redemption notices will be sent to DTC or its nominee. If less than all of the securities of a particular series are being redeemed, DTC will determine the amount of the interest of each direct participant in the securities of such series to be redeemed in accordance with DTC's procedures.

        In any case where a vote may be required with respect to securities, neither DTC nor Cede & Co. will give consents for or vote the global securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date identified in a listing attached to the omnibus proxy.

        So long as securities are in book-entry form, we will make payments on securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities are issued in definitive certificated form under the limited circumstances described below, we will have the option of paying interest by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee at least 15 days before the applicable payment date by the persons entitled to payment.

        Principal and interest payments on the securities will be made to Cede & Co., as nominee of DTC. DTC's practice is to credit direct participants' accounts on the relevant payment date unless DTC has reason to believe that it will not receive payment on the payment date. Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name." Those payments will be the responsibility of participants and not of DTC or us, subject to any legal requirements in effect from time to time. Payment of principal and interest to Cede & Co. is our responsibility, disbursement of payments to direct participants is the responsibility of DTC and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

        Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each purchaser of securities must rely on the procedures of DTC and its participants to exercise any rights under the securities and the applicable indenture.

        The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.

        DTC is under no obligation to provide its services as depositary for the securities and may discontinue providing its services at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its direct participants or indirect participants under the rules and procedures governing DTC.

        As noted above, each purchaser of securities generally will not receive certificates representing those securities. However, we will prepare and deliver certificates for such securities in exchange for the securities evidenced by the global securities if:

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  DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of securities or if DTC ceases to be a clearing agency registered under the Securities Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC's ceasing to be so registered, as the case may be;

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  we determine, in our sole discretion, not to have such securities represented by one or more global securities; or

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  an event of default under the indenture has occurred and is continuing with respect to such series of securities.

        Any interest in a global security that is exchangeable under the circumstances described above will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of securities evidenced by the global securities.

PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

        The following summary of certain provisions of Maryland General Corporation Law and of our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland General Corporation Law and our charter and bylaws. See "Additional Information."

Board Of Directors

        Our bylaws provide that the number of our directors may be established by our board of directors, but may not be fewer than the minimum number required by the Maryland General Corporation Law nor more than 15. Any vacancy may be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum. All directors are elected to hold office until the next annual meeting of our stockholders and until their successors are duly elected and qualify.

Business Combinations

        Under the Maryland General Corporation Law, specified "business combinations" (including a merger, consolidation, share exchange or, in specified circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and:

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  any person who beneficially owns 10% or more of the voting power of the corporation's shares; or

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  an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the 10% or more beneficial owner acquires such status.

        A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. In approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board. After the five year period, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least:

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  80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and

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  two thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the 10% or more beneficial owner with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation's common stockholders receive "a minimum price" (as defined in the Maryland General Corporation Law) for their shares and the consideration is received in cash or in the same form as previously paid by the 10% or more beneficial owner for its shares.

        These provisions of the Maryland General Corporation Law do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the 10% or more beneficial owner acquires such status. Our board of directors has adopted a resolution providing that the "business combination" provisions of the Maryland General Corporation Law shall not apply to us generally and that such resolution is irrevocable unless revocation, in whole or in part, is approved by the holders of a majority of the outstanding shares of common stock, but revocation will not affect any business combination consummated, or any business combination contemplated by any agreement entered into, prior to the revocation. As a result of the foregoing, any person who becomes a 10% or more beneficial owner may be able to enter into business combinations with us that may not be in the best interest of the stockholders, without our compliance with the business combination provisions of the Maryland General Corporation Law.

Control Share Acquisitions

        The Maryland General Corporation Law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror, by officers or by directors who are employees of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

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  one-tenth or more but less than one-third;

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  one-third or more but less than a majority; or

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  a majority or more of all voting power.

        Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval.

        A "control share acquisition" means the acquisition of control shares, subject to specified exceptions.

        Under Maryland law, a person who has made or proposes to make a control share acquisition, upon satisfaction of specified conditions (including an undertaking to pay expenses), may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any meeting of the stockholders.

        If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to specified conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a meeting of the stockholders and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

        The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter or bylaws of the corporation.

        Our bylaws contain a provision exempting from the control share acquisition statute any acquisition by any person of shares of our stock. Our board of directors has resolved that, subject to Maryland law, this provision may not be amended or repealed without the approval of holders of at least a majority of the outstanding shares of common stock. There can be no assurance, however, that the provision will not be amended or eliminated in the future or that the resolution is enforceable under Maryland law.

Advance Notice Of Director Nominations And New Business

        Our bylaws provide that:

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  with respect to an annual meeting of stockholders, nominations of persons for election to our board of directors and the proposal of business to be considered by stockholders may be made only:

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  pursuant to our notice of the meeting;

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  by or at the direction of our board of directors; or

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  by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the bylaws; and

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  with respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting of stockholders and nominations of persons for election to our board of directors may be made only:

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  pursuant to our notice of the meeting;

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  by or at the direction of our board of directors; or

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  provided that our board of directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the bylaws.

Amendment To Our Charter Or Bylaws

        As permitted by the Maryland General Corporation Law, our charter provides that it may be amended by the affirmative vote of the holders of a majority of votes entitled to be cast on the matter. The board of directors has the exclusive power to adopt, alter, repeal or amend our bylaws.

        Our charter and bylaws provide that our stockholders may remove any director by a vote of not less than two-thirds of all the votes entitled to be cast on the matter. Our charter and bylaws further provide that our board of directors may fill board vacancies and that any director elected to fill a vacancy may hold office for the remainder of the full term of the class of directors in which the vacancy occurred.

Extraordinary Actions

        As permitted by the Maryland General Corporation Law, our charter provides that our dissolution must be advised by our board of directors approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter. See "Description of Stock—Common Stock."

        Under the Maryland General Corporation Law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless advised by the board of directors and approved by the affirmative vote of stockholders holding at least two thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter. Our charter provides for approval of such matters by the affirmative vote of a majority of all of the votes entitled to be cast thereon. Maryland law permits a corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if all of the equity interests of the person or persons are owned, directly or indirectly, by the corporation. Maryland law also does not require approval of the stockholders of a parent corporation to merge or sell all or substantially all of the assets of a subsidiary entity. Because operating assets may be held by a corporation's subsidiaries, as in our situation, this may mean that a subsidiary may be able to merge or to sell all or substantially all of its assets without a vote of the corporation's stockholders.

Stockholder Rights Plan

        We have adopted a stockholder rights plan which provides that one right to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share, is attached to each outstanding share of our common stock. The rights have specified anti-takeover effects and are intended to discourage coercive or unfair takeover tactics and to encourage any potential acquiror to negotiate a price fair for all stockholders with our board of directors. The rights are intended to cause substantial dilution to an acquiring party that attempts to acquire us on terms not approved by our board of directors, but the rights will not interfere with any merger or other business combination that is approved by our board of directors.

        The rights are not presently exercisable. The rights, other than those held by the acquiring person, will separate from the common stock and become exercisable upon the earlier of (i) ten days following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of our outstanding shares of common stock, or (ii) ten business days (or such later date as our board of directors shall determine) following the commencement of a tender offer or exchange offer that would result in a person or group acquiring beneficial ownership of 15% or more of our common stock.

        Each right entitles the holder to purchase one-hundredth of a share of Series A Junior Participating Preferred Stock for an exercise price that is currently $120 per share. Once the rights become exercisable, any rights held by the acquiring party, and specified related persons, will be void, and all other holders of rights will receive upon exercise of their rights that number of shares of common stock having a market value of two times the exercise price of the right. The rights, which expire on February 10, 2010, may be redeemed at any time prior to the time a party becomes an acquiring person, for $0.01 per right. Until a right is exercised, the holder of that right will have no rights as a stockholder of ours, including, without limitation, the right to vote or receive dividends.

Subtitle 8

        Subtitle 8 of Title 3 of the Maryland General Corporation Law permits a Maryland corporation with a class of equity securities registered under the Securities Exchange Act of 1934 and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

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  a classified board;

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  a two-thirds vote requirement for removing a director;

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  a requirement that the number of directors be fixed only by vote of the directors;

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  a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

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  a majority requirement for the calling by stockholders of a special meeting of stockholders.

        Through provisions in our charter and bylaws unrelated to Subtitle 8, we already:

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  vest in the board the exclusive power to fix the number of directorships and

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  require, unless called by our chairman of the board, our president, our chief executive officer or the board, the request of holders of a majority of outstanding shares to call a special meeting.

        We have also elected to be subject to the provisions of Subtitle 8 relating to:

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  a two-thirds vote for the removal of any director from the board and

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  the filling of vacancies on the board.

Anti-Takeover Effect Of Provisions Of Maryland Law, Our Charter And Bylaws And Our Rights Plan

        The possible future application of the business combination control share acquisition and Subtitle 8 provisions of the Maryland General Corporation Law, the amendments to and advance notice provisions of our bylaws and our stockholder rights plan may delay, defer or prevent a transaction or a change in control that might involve a premium price for holders of common stock or for other reasons be desired by them.

FEDERAL INCOME TAX CONSIDERATIONS

        The following summary of material federal income tax considerations regarding an investment in our securities is based on current law, is for general information only and is not tax advice. This summary does not purport to deal with all aspects of taxation that may be relevant to particular investors in light of their personal investment or tax circumstances, or, except to the extent discussed under the headings "Taxation of Tax-Exempt Stockholders" and "Taxation of Foreign Stockholders," to certain types of investors (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the U.S.) that are subject to special treatment under the federal income tax laws. This summary assumes that investors will hold our securities as "capital assets" (generally, property held for investment) under the Internal Revenue Code.

        YOU SHOULD CONSULT WITH YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND SALE OF OUR SECURITIES AND OF OUR ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of Our Company

General

        The REIT provisions of the Internal Revenue Code are highly technical and complex. The following sets forth the material aspects of the provisions of the Internal Revenue Code that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change and which changes may apply retroactively.

        We intend to operate in a manner that will enable us to satisfy the requirements for taxation as a REIT under the applicable provisions of the Internal Revenue Code. Although we believe that we are organized as and operate in such a manner, we cannot assure you that we qualify or will continue to qualify as a REIT. Qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within our control may affect our ability to qualify as a REIT. If we fail to qualify as a REIT, we will be subject to federal income tax (including any applicable alternative minimum tax) on taxable income at regular corporate rates. In addition, unless entitled to relief under certain statutory provisions, we will be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. The additional tax would significantly reduce the cash flow available for distributions to stockholders. In addition, we would not be obligated to make distributions to stockholders.

        We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing with our taxable year ended December 31, 1996, and intend to continue to operate in a manner consistent with such election and all rules with which a REIT must comply. We have received from Mayer, Brown, Rowe & Maw LLP its opinion to the effect that, commencing with our taxable year ended December 31, 1996, we were organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. It must be emphasized that this opinion is based and conditioned upon certain assumptions and representations made by us as to factual matters

(including representations concerning, among other things, our business and properties, the amount of rents attributable to personal property and other items regarding our ability to meet the various requirements for qualification as a REIT). The opinion is expressed as of its date, and Mayer, Brown, Rowe & Maw LLP has undertaken no obligation to advise holders of securities of any subsequent change in the matters stated, represented or assumed or any subsequent change in the applicable law. Moreover, qualification and taxation as a REIT depends upon our having met and continuing to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Internal Revenue Code discussed below, the results of which will not be reviewed by Mayer, Brown, Rowe & Maw LLP. The Mayer, Brown, Rowe & Maw LLP opinion relies, in part, on an opinion issued by Skadden, Arps, Slate & Meagher & Flom LLP, which firm previously served as our tax counsel.

        In any year in which we qualify as a REIT we will not be subject to federal income tax on that portion of our REIT taxable income or capital gain which is distributed to our stockholders. We may, however, be subject to tax at normal corporate rates upon any taxable income or capital gain not distributed. To the extent that we elect to retain and pay income tax on our net long-term capital gain, stockholders are required to include their proportionate share of the undistributed long-term capital gain in income but receive a credit for their share of any taxes paid on such gain by us.

        Notwithstanding our qualification as a REIT, we may also be subject to taxation in other circumstances. If we should fail to satisfy either the 75% or the 95% gross income tests, as discussed below, and nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on the greater of the amount by which we fail to satisfy either the 75% or the 95% gross income test, multiplied by a fraction intended to reflect our profitability. Furthermore, if we fail to satisfy the 5% asset test or the 10% vote and value test (and we do not qualify for a de minimis safe harbor) or we fail to satisfy the other asset tests, each of which are discussed below, and nonetheless maintain our qualification as a REIT because certain other requirements are met, we will be subject to a tax equal to the greater of $50,000 or an amount determined (pursuant to regulations prescribed by the Treasury) by multiplying the highest corporate tax rate by the net income generated by the assets that caused the failure for the period beginning on the first date of the failure to meet the tests and ending on the date (which must be within 6 months after the last day of the quarter in which the failure is identified) that we dispose of the assets or otherwise satisfy the tests. If we fail to satisfy one or more REIT requirements other than the 75% or the 95% gross income tests and other than the asset tests, but nonetheless maintain our qualification as a REIT because certain other requirements are met, we will be subject to a penalty of $50,000 for each such failure. We will also be subject to a tax of 100% on net income from any "prohibited transaction", as described below, and if we have net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we will be subject to tax on such income from foreclosure property at the highest corporate rate. We will also be subject to a tax of 100% on the amount of any rents from real property, deductions or excess interest that would be reapportioned under Section 482 of the Internal Revenue Code to "taxable REIT subsidiaries" in order to more clearly reflect income of the taxable REIT subsidiary. A taxable REIT subsidiary is any corporation (or an unincorporated entity that is treated as an association taxable as a corporation under the Internal Revenue Code) for which a joint election has been made by a REIT and such corporation to treat such corporation as a taxable REIT subsidiary with respect to such REIT. See "—Other Tax Considerations—Investments in Taxable REIT Subsidiaries". In addition, if we should fail to distribute during each calendar year at least the sum of:

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  85% of our REIT ordinary income for such year;

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  95% of our REIT capital gain net income for such year, other than capital gains we elect to retain and pay tax on as described below; and

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  any undistributed taxable income from prior years,

we would be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed. To the extent that we elect to retain and pay income tax on our long-term capital gain, such retained amounts will be treated as having been distributed for purposes of the 4% excise tax.

        A REIT is permitted to designate in a notice mailed to stockholders within 60 days of the end of the taxable year, or in a notice mailed with its annual report for the taxable year, the amount of undistributed net long-term capital gains it received during the taxable year, which its stockholders are to include in their taxable income as long-term capital gains. Thus, if we should make this designation, our stockholders would be required to include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by us, and we would have to pay the tax on such gains within 30 days of the close of our taxable year. Each of our stockholders would be deemed to have paid such stockholder's share of the tax paid by us on such gains, which tax would be credited or refunded to the stockholder. A stockholder would increase his tax basis in his shares by the difference between the amount of income to the holder resulting from the designation less the holder's credit or refund for the tax paid by us. Through December 31, 2005 we have never made such a designation. We may also be subject to the corporate "alternative minimum tax", as well as tax in various situations and on some types of transactions not presently contemplated. We will use the calendar year both for federal income tax purposes and for financial reporting purposes.

        In order to qualify as a REIT, we must meet, among others, the following requirements:

Share Ownership Test

        Our shares must be held by a minimum of 100 persons for at least 335 days in each taxable year or a proportionate number of days in any short taxable year. In addition, at all times during the second half of each taxable year, no more than 50% in value of our shares may be owned, directly or indirectly, including via application of constructive ownership rules, by five or fewer individuals, which for this purpose includes certain tax-exempt entities. Any shares held by a qualified domestic pension or other retirement trust will be treated as held directly by its beneficiaries in proportion to their actuarial interest in such trust rather than by such trust. If we comply with the Treasury Regulations for ascertaining our actual ownership and did not know, or exercising reasonable diligence would not have reason to know, that more than 50% in value of our outstanding shares were held, actually or constructively, by five or fewer individuals, then we will be treated as meeting this share ownership requirement.

        To ensure compliance with the 50% share ownership test, we have placed restrictions on the transfer of our shares to prevent concentration of ownership. Moreover, to evidence compliance with these requirements, under the Treasury Regulations we must maintain records which disclose the actual ownership of our outstanding shares and such regulations impose penalties against us for failing to do so. In fulfilling our obligation to maintain records, we must and will demand written statements each year from the record holders of designated percentages of our shares disclosing the actual owners of such shares as prescribed by Treasury Regulations. A list of those persons failing or refusing to comply with such demand must be maintained as a part of our records. A stockholder failing or refusing to comply with our written demand must submit with his or her tax returns a similar statement disclosing the actual ownership of our shares and other information. In addition, our charter provides restrictions regarding the transfer of shares that are intended to assist us in continuing to satisfy the share ownership requirements. We intend to enforce the percentage limitations on ownership of shares of our stock to assure that our qualification as a REIT will not be compromised.

Asset Tests

        At the close of each quarter of our taxable year, we must satisfy tests relating to the nature of our assets determined in accordance with generally accepted accounting principles. Where we invest in the equity of a partnership or limited liability company treated for federal income tax purposes as a partnership or disregarded entity, we will be deemed to own a proportionate share of the partnership's or limited liability company's assets. First, at least 75% of the value of our total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items, and government securities, and qualified temporary investments. Second, although the remaining 25% of our assets generally may be invested without restriction, we are prohibited from owning securities representing more than 10% of either the vote or the value of the outstanding securities of any issuer other than a qualified REIT subsidiary, another REIT or a taxable REIT subsidiary. Further, no more than 20% of the value of our total assets may be represented by securities of one or more taxable REIT subsidiaries and no more than 5% of the value of our total assets may be represented by securities of any non-government issuer other than a taxable REIT subsidiary.

        In general, a REIT is treated as owning its share of the underlying assets of a partnership or limited liability company taxed as a partnership for purposes of the REIT asset tests and gross income tests (described below). For purposes of the REIT asset tests:

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  our interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test;

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  any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership's gross income is derived from sources that would qualify for the 75% REIT gross income test; and

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  any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership to the extent of our interest as a partner in the partnership.

        We currently hold and expect to hold in the future securities of various issuers. While we do not anticipate that our securities holdings would result in a violation of the REIT assets tests, fluctuations in value and other circumstances existing from time to time may increase our risk under the asset tests.

        As discussed above, we generally may not own more than 10% by vote or value of any one issuer's securities and no more than 5% of the value of our total assets generally may be represented by the securities of any issuer. If we fail to meet either of these tests at the end of any quarter and such failure is not cured within 30 days thereafter, we would fail to qualify as a REIT. After the 30 day cure period, we could dispose of sufficient assets to cure such a violation that does not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000 if the disposition occurs within 6 months after the last day of the calendar quarter in which we identify the violation. For violations of these tests that are larger than this amount and for violations of the other asset tests described above, where such violations are due to reasonable cause and not willful neglect, we can avoid disqualification as a REIT, after the 30 day cure period, by taking steps including the disposition of sufficient assets to meet the asset tests (within 6 months after the last day of the calendar quarter in which we identify the violation) and paying a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets for the period beginning on the first date of the failure to meet the tests and ending on the date that we dispose of the assets or otherwise satisfies the asset tests.

Gross Income Tests

        There are currently two separate percentage tests relating to the sources of our gross income which must be satisfied for each taxable year. For purposes of these tests, where we invest in the equity of a partnership or limited liability company treated for federal income tax purposes as a partnership or disregarded entity, we will be treated as receiving our share of the income and loss of the partnership or limited liability company, and the gross income of the partnership or limited liability company will retain the same character in our hands as it has in the hands of the partnership or limited liability company. The two tests are as follows:

          A.    The 75% Gross Income Test.    At least 75% of our gross income (excluding gross income from "prohibited transactions") for the taxable year must be "qualifying income." Qualifying income generally includes:

            (1)   rents from real property, except as modified below;

            (2)   interest on obligations secured by mortgages on, or interests in, real property;

            (3)   gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of our trade or business ("dealer property");

            (4)   dividends or other distributions on shares in other REITs, as well as gain from the sale of such shares;

            (5)   abatements and refunds of real property taxes;

            (6)   income from the operation, and gain from the sale, of "foreclosure property," which means property acquired at or in lieu of a foreclosure of the mortgage secured by such property;

            (7)   commitment fees received for agreeing to make loans secured by mortgages on real property or to purchase or lease real property; and

            (8)   certain qualified temporary investment income attributable to the investment of new capital received by us in exchange for our shares or certain publicly offered debt which income is received or accrued during the one-year period following the receipt of such capital.

    Rents received from a tenant will qualify as rents from real property in satisfying the 75% test or the 95% gross income test described below only if several conditions are met. First, rents received by us will not qualify as rents from real property if we, or an owner of 10% or more of our shares, directly or constructively owns 10% or more of the total number of shares of all classes of stock of a tenant (or, in the case of any tenant which is not a corporation, 10% or more in the assets or net profits of such tenant) or 10% or more of the total value of shares of all classes of stock of a tenant, unless the tenant is a taxable REIT subsidiary of ours and certain other requirements are met with respect to the real property being rented.

    Second, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. The determination of whether an item of property constitutes real property or personal property under the REIT provisions of the Internal Revenue Code is subject to both legal and factual considerations and, as such, is subject to differing interpretations. Our accountants and counsel have advised us with respect to applicable considerations underlying such determination. After consulting with our accountants and counsel and considering such advice, we have reviewed our properties and have determined that rents attributable to personal property do not exceed 15% of the total rent with respect to any particular lease. Due to the specialized nature of our properties, however, there can be no assurance that the Internal Revenue Service will not assert that the rent attributable to personal property with respect to a particular lease is greater than 15% of the total rent with respect to such lease. If the Internal Revenue Service were successful, and the amount of such non-qualifying income, together with other non-qualifying income, exceeds 5% of our taxable income, we may fail to qualify as a REIT.

    An amount received or accrued will not qualify as rents from real property or as interest income for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person, although an amount received or accrued generally will not be excluded from "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rents from real property, we generally must not furnish or render services to tenants, other than through a taxable REIT subsidiary, or an "independent contractor" from whom we derive no income, except that we may directly provide services that are "usually or customarily rendered" in connection with the rental of properties for occupancy only, or are not otherwise considered "rendered to the occupant for his convenience." A REIT is permitted to render a de minimis amount of impermissible services to tenants, or in connection with the management of property, and still treat amounts otherwise received with respect to that property as rents from real property. The amount received or accrued by the REIT during the taxable year for the impermissible services with respect to a property may not exceed 1% of all amounts received or accrued by the REIT directly or indirectly from the property. The amount received for any service or management operation for this purpose will be deemed to be not less than 150% of the direct cost of the REIT in furnishing or rendering the service or providing the management or operation function. Furthermore, we may furnish such impermissible services to tenants through a taxable REIT subsidiary and still treat amounts otherwise received with respect to the property as rent from real property.

          B.    The 95% Gross Income Test.    In addition to deriving 75% of our gross income from the sources listed above, at least 95% of our gross income (excluding gross income from prohibited transactions) for the taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or other disposition of stock or other securities that are not dealer property. Dividends, other than on REIT shares, and interest on any obligations not secured by an interest in real property are included for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any income from a hedging transaction that is clearly and timely identified and hedges indebtedness incurred or to be incurred to acquire or carry real estate assets will not constitute gross income, rather than being treated as qualifying income or non-qualifying income, for purposes of the 95% gross income test. Income from a hedging transaction that does not meet these requirements will be treated as non-qualifying income for purposes of the 95% gross income test.

        For purposes of determining whether we comply with the 75% and 95% gross income tests, gross income does not include income from prohibited transactions. A "prohibited transaction" is a sale of property held primarily for sale to customers in the ordinary course of a trade or business, excluding foreclosure property, unless we hold such property for at least four years and other requirements relating to the number of properties sold in a year, their tax bases, and the cost of improvements made to the property are satisfied. See "—Taxation of Alexandria—General."

        Even if we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for such year if we are entitled to relief under certain relief provisions of the Internal Revenue Code. These relief provisions will generally be available if:

  •
  following our identification of the failure, we file a schedule with a description of each item of gross income that caused the failure in accordance with regulations prescribed by the Treasury; and

  •
  our failure to comply was due to reasonable cause and not due to willful neglect.

        If these relief provisions apply, however, we will nonetheless be subject to a special tax upon the greater of the amount by which we fail either the 75% or 95% gross income test for that year.

Annual Distribution Requirements

        In order to qualify as a REIT, we are required to make distributions, other than capital gain dividends, to our stockholders each year in an amount at least equal to the sum of 90% of our REIT taxable income, computed without regard to the dividends paid deduction and REIT net capital gain, plus 90% of our net income after tax, if any, from foreclosure property, minus the sum of certain items of excess non-cash income. Such distributions must be made in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. In any year, we may elect to retain, rather than distribute, our net capital gain and pay tax on such gain. If we make this election, our stockholders would include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by us, and we would have to pay the tax on such gains within 30 days of the close of our taxable year. Each of our stockholders would be deemed to have paid such stockholder's share of the tax paid by us on such gains, which tax would be credited or refunded to the stockholder. Each stockholder would increase his tax basis in our shares by the difference between the amount of income to the holder resulting from the designation less the holder's credit or refund for the tax paid by us.

        We intend to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible that we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement, due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing our REIT taxable income on the other hand. To avoid any problem with the 90% distribution requirement, we will closely monitor the relationship between our REIT taxable income and cash flow and, if necessary, intend to borrow funds in order to satisfy the distribution requirement. However, there can be no assurance that such borrowing would be available at such time.

        If we fail to meet the 90% distribution requirement as a result of an adjustment to our tax return by the Internal Revenue Service, or if we determine that we have failed to meet the 90% distribution requirement in a prior taxable year, we may retroactively cure the failure by paying a "deficiency dividend," plus applicable penalties and interest, within a specified period.

Absence of Earnings and Profits from Non-REIT Years

        In order to qualify as a REIT, we must not have accumulated earnings and profits attributable to any non-REIT years. A REIT has until the close of its first taxable year in which it has non-REIT earnings and profits to distribute any such accumulated earnings and profits. Unless the "deficiency dividend" procedures described above apply and we comply with those procedures, failure to distribute such accumulated earnings and profits would result in our disqualification as a REIT. We believe that we had no accumulated earnings and profits as of December 31, 1995. The determination of accumulated earnings and profits, however, depends upon a number of factual matters related to our activities and operations during our entire corporate existence and is subject to review and challenge by the Internal Revenue Service. There can be no assurance that the Internal Revenue Service will not examine our tax returns for prior years and propose adjustments to increase our taxable income, and as a consequence, earnings and profits. In this regard, the Internal Revenue Service can consider all of our taxable years as open for review for purposes of determining the amount of such earnings and profits.

Tax Aspects of Our Investments in Partnerships

        A few of our investments are held through partnerships. In general, partnerships are "pass-through" entities that are not subject to federal income tax. Rather, partners are allocated their proportionate share of the items of income, gain, loss, deduction and credit of a partnership and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. We will include our proportionate share of the foregoing partnership items for purposes of the various REIT gross income tests and in our computation of our REIT taxable income, and we will include our proportionate share of the assets held by each partnership for purposes of the REIT asset tests.

        Our interest in a partnership involves special tax considerations, including the possibility of a challenge by the Internal Revenue Service of the status of a partnership as a partnership, as opposed to an association taxable as a corporation, for federal income tax purposes. If a partnership were to be treated as such an association, the partnership would be taxable as a corporation and therefore subject to an entity-level tax on its income. In such a situation, the character of our assets and items of gross income would change, which may preclude us from satisfying the REIT asset tests and may preclude us from satisfying the REIT gross income tests. See "—Failure to Qualify" below, for a discussion of the effect of our failure to meet such tests. In addition, any change in the status of any partnership indirectly owned by us might be treated as a taxable event, in which case we may incur a tax liability without any related cash distributions.

Failure to Qualify

        If we fail to qualify for taxation as a REIT in any taxable year and relief provisions do not apply, we will be subject to tax, including applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us, nor generally will they be required to be made under the Internal Revenue Code. In such event, to the extent of current and accumulated earnings and profits, all distributions to our stockholders will be taxable as ordinary income and, subject to the limitations set forth in the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, we also will be disqualified from re-electing taxation as a REIT for the four taxable years following the year during which qualification was lost.

        In the event that we fail to satisfy one or more requirements for qualification as a REIT, other than the 75% and the 95% gross income tests and other than the asset tests, each of which is subject to the cure provisions described above, we will retain our REIT qualification if (i) the violation is due to reasonable cause and not willful neglect and (ii) we pay a penalty of $50,000 for each failure to satisfy the provision.

Taxation of Our Stockholders

Taxation of Taxable Domestic Stockholders

        As long as we qualify as a REIT, distributions made to our taxable domestic stockholders out of current or accumulated earnings and profits, and not designated as capital gain dividends, will be taken into account by them as ordinary dividends and will not be eligible for the dividends-received deduction for corporations. Ordinary dividends will be taxable to our domestic stockholders as ordinary income, except that prior to January 1, 2009, such dividends will be taxed at the rate applicable to long-term capital gains to the extent that such dividends are attributable to dividends received by us from non-REIT corporations (such as taxable REIT subsidiaries) or are attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). We do not expect a significant portion of our ordinary dividends to be eligible for taxation at long-term capital gain rates. Distributions that are designated as capital gain dividends and retained net capital gain will be taxed as long-term capital gains, to the extent they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the stockholder has held its shares. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. In addition, net capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate to the extent of previously claimed real property depreciation. To the extent that we make distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a return of capital to the stockholder, reducing the tax basis of a stockholder's shares by the amount of such distribution, but not below zero, with distributions in excess of the stockholder's tax basis being taxable as capital gains, if the shares are held as a capital asset. In addition, any dividend declared by us in October, November or December of any year and payable to a stockholder of record on a specific date in any such month may be treated as both paid by us and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by us during January of the following calendar year. Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Federal income tax rules may also require that minimum tax adjustments and preferences be apportioned to our stockholders.

        In general, any loss upon a sale or exchange of shares by a stockholder who has held such shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss, to the extent of distributions from us required to be treated by such stockholder as long-term capital gains.

        Gain from the sale or exchange of shares held for more than one year is taxed at a maximum capital gain rate of 15% for individuals for sales or exchanges occurring prior to January 1, 2009 (and 20% for sales and exchanges occurring thereafter). Pursuant to Internal Revenue Service guidance, we may classify portions of our capital gain dividends as gains eligible for the 15% (or 20%) maximum capital gains rate or as unrecaptured Internal Revenue Code Section 1250 gain taxable at a maximum rate of 25%.

        If we elect to retain capital gains rather than distribute them, a U.S. stockholder will be deemed to receive a capital gain dividend equal to the amount of such retained capital gains. Such gains are subject to apportionment among the two rate groups set forth above. In such a case, a stockholder will receive certain tax credits and basis adjustments reflecting the deemed distribution and deemed payment of taxes by the stockholder.

        Our stockholders should consult their tax advisors with respect to taxation of capital gains and capital gain dividends and with regard to state, local and foreign taxes on capital gains and other income.

Back-up Withholding

        We will report to our domestic stockholders and to the Internal Revenue Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any, with respect to the paid distributions. Under the back-up withholding rules, a stockholder may be subject to back-up withholding at applicable rates on distributions paid unless the stockholder is a corporation or is otherwise specifically exempt from back-up withholding and, when required, demonstrates this fact or provides a taxpayer identification number, certifies as to no loss of exemption from back-up withholding, and complies with applicable requirements of the back-up withholding rules. A stockholder that does not provide us with his correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Any amount paid as back-up withholding will be credited against the stockholder's income tax liability. In addition, we may be required to withhold a portion of any capital gain distributions made to any stockholders who fail to certify their non-foreign status to us. Currently, the back-up withholding rate is 28%. The rate is scheduled to increase to 31% for taxable years 2011 and thereafter.

Taxation of Tax-Exempt Stockholders

        The Internal Revenue Service has issued a revenue ruling in which it held that amounts distributed by a REIT to a tax-exempt employees' pension trust do not constitute unrelated business taxable income. Subject to the discussion below regarding a "pension-held REIT," based upon the ruling, the analysis in the ruling and the statutory framework of the Internal Revenue Code, distributions by us to a stockholder that is a tax-exempt entity should also not constitute unrelated business taxable income, provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" (within the meaning of the Internal Revenue Code), and that the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity, and consistent with our present intent, that we do not hold a residual interest in a real estate mortgage investment conduit.

        However, if any pension or other retirement trust that qualifies under Section 401(a) of the Internal Revenue Code holds more than 10% by value of the interests in a "pension-held REIT" at any time during a taxable year, a portion of the dividends paid to the qualified pension trust by such REIT may constitute unrelated business taxable income. For these purposes, a "pension-held REIT" is defined as a REIT that would not have qualified as a REIT but for the provisions of the Internal Revenue Code which look through such a qualified pension trust in determining ownership of stock of the REIT and at least one qualified pension trust holds more than 25% by value of the interests of such REIT or one or more qualified pension trusts, each owning more than a 10% interest by value in the REIT, hold in the aggregate more than 50% by value of the interests in such REIT. We do not believe that we are, and we do not expect to become, a pension-held REIT.

Taxation of Foreign Stockholders

        We will qualify as a "domestically controlled qualified investment entity" so long as we qualify as a REIT and less than 50% in value of our shares are held by foreign persons, for example, nonresident aliens and foreign corporations, partnerships, trusts and estates. It is currently anticipated that we will qualify as a domestically controlled qualified investment entity. Under these circumstances, gain from the sale of the shares by a foreign person in a taxable year should not be subject to U.S. taxation, unless such gain is effectively connected with such person's U.S. business or, in the case of an individual foreign person, such person is present within the U.S. for more than 182 days in such taxable year.

        Distributions of cash generated by our real estate operations, but not by our sale or exchange of our properties, that are paid to foreign persons generally will be subject to U.S. withholding tax at a rate of 30%, unless an applicable tax treaty reduces that tax and the foreign stockholder files the required form with us evidencing such lower rate or unless the foreign stockholder files an Internal Revenue Service Form W-8ECI with us claiming that the distribution is "effectively connected" income. Under applicable Treasury Regulations, foreign stockholders generally must provide the Internal Revenue Service Form W-8ECI beginning January 1, 2000 and every three years thereafter unless the information on the form changes before that date.

        Distributions of proceeds attributable to the sale or exchange by us of U.S. real property interests are subject to income and withholding taxes pursuant to the Foreign Investment in Real Property Tax Act of 1980, and may be subject to branch profits tax in the hands of a stockholder which is a foreign corporation if it is not entitled to treaty relief or exemption. However, these distributions will not be subject to tax under the Foreign Investment in Real Property Tax Act or the branch profits tax, and will instead be taxed in the same manner as distributions of cash generated by our real estate operations other than the sale or exchange of properties (as described above) if:

  •
  the distribution is made with regard to a class of shares that is regularly traded on an established securities market in the United States; and

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  the recipient shareholder does not own more than 5% of that class of shares at any time during the year within which the distribution is received.

        We are required by applicable Treasury Regulations to withhold 35% of any distribution to a foreign person owning more than 5% of the relevant class of shares that could be designated by us as a capital gain dividend. Any amount so withheld is creditable against the foreign stockholder's Foreign Investment in Real Property Tax Act tax liability.

        The federal income taxation of foreign persons is a highly complex matter that may be affected by many other considerations. Accordingly, any foreign investors should consult their own tax advisors regarding the income and withholding tax considerations with respect to their investment in us.

Tax Rates

        Long-term capital gains and "qualified dividends" received by an individual are generally subject to federal income tax at a maximum rate of 15%. Because we are not generally subject to federal income tax on the portion of our REIT taxable income or capital gains distributed to our stockholders, our dividends generally are not eligible for the 15% maximum tax rate on qualified dividends. As a result, our ordinary REIT dividends are taxed at the higher tax rates applicable to ordinary income. However, the 15% maximum tax rate for long-term capital gains and qualified dividends generally applies to:

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  your long-term capital gains, if any, recognized on the disposition of our shares;

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  our distributions designated as long-term capital gain dividends (except to the extent attributable to real estate depreciation, in which case such distributions continue to be subject to a 25% tax rate);

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  our dividends attributable to dividends received by us from non-REIT corporations, such as taxable REIT subsidiaries; and

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  our dividends to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income).

        Without future congressional action, the maximum tax rate on long-term capital gains will increase to 20% in 2009, and the maximum rate on dividends will move to 35% in 2009 and 39.6% in 2011.

Other Tax Considerations

Investments in Taxable REIT Subsidiaries

        Certain of our subsidiaries have elected to be treated as taxable REIT subsidiaries of us. As taxable REIT subsidiaries of us, these entities will pay federal and state income taxes at the full applicable corporate rates on their income prior to the payment of any dividends. Our taxable REIT subsidiaries will attempt to minimize the amount of such taxes, but there can be no assurance whether or the extent to which measures taken to minimize taxes will be successful. To the extent a taxable REIT subsidiary of us is required to pay federal, state or local taxes, the cash available for distribution by such taxable REIT subsidiary to its shareholders will be reduced accordingly.

        Taxable REIT subsidiaries are subject to full corporate level taxation on their earnings, but are permitted to engage in certain types of activities which cannot be performed directly by REITs without jeopardizing their REIT status. Taxable REIT subsidiaries are subject to limitations on the deductibility of payments made to the associated REIT which could materially increase the taxable income of the taxable REIT subsidiary and are subject to prohibited transaction taxes on certain other payments made to the associated REIT. We will be subject to a tax of 100% on the amount of any rents from real property, deduction or excess interest paid by any of our taxable REIT subsidiaries to us that would be reduced through reapportionment under Internal Revenue Code section 482 in order to more clearly reflect income of the taxable REIT subsidiary.

        Under the taxable REIT subsidiary provisions, we and any taxable entity treated as a corporation for tax purposes in which we own an interest are allowed to jointly elect to treat such entity as a "taxable REIT subsidiary." In addition, if a taxable REIT subsidiary of us owns, directly or indirectly, securities representing 35% or more of the vote or value of an entity treated as a corporation for tax purposes, that subsidiary will also be treated as a taxable REIT subsidiary of us. As stated above, taxable REIT subsidiary elections have been made for certain entities in which we own an interest. Additional taxable REIT subsidiary elections may be made in the future depending upon the circumstances for additional entities in which we own an interest.

Possible Legislative or Other Actions Affecting Tax Consequences

        Prospective stockholders should recognize that the present federal income tax treatment of an investment in us may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process, the Internal Revenue Service and the Treasury, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations of these laws could adversely affect the tax consequences of your investment.

State and Local Taxes

        We and our stockholders may be subject to state or local taxation in various jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment of us and our stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effects of state and local tax laws on an investment in the offered securities.

LEGAL MATTERS

        Certain legal matters with respect to federal income tax will be passed upon for us by Mayer, Brown, Rowe & Maw LLP, Los Angeles, California. The validity of the securities will be passed upon for us by Venable LLP, Baltimore, Maryland. If legal matters in connection with any offering of any of the securities described in this prospectus and the applicable prospectus supplement or other offering material are passed on by counsel for any underwriters of such offering, that counsel will be named in the applicable prospectus supplement or other offering material.

EXPERTS

        The consolidated financial statements of Alexandria Real Estate Equities, Inc. appearing in its Annual Report on Form 10-K for the year ended December 31, 2005 (including schedules appearing therein), and Alexandria Real Estate Equities, Inc. management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management's assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

FORWARD-LOOKING STATEMENTS

        This prospectus and the documents we have incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify some of the forward-looking statements by the use of forward-looking words such as "believes," "expects," "may," "will," "should," "seeks," "intends," "plans," "estimates" or "anticipates," or the negative of these words or similar words. Forward-looking statements involve inherent risks and uncertainties regarding events, conditions and financial trends that may affect our future plans of operation, business strategy, results of operations and financial position. A number of important factors could cause actual results to differ materially from those included within or contemplated by the forward-looking statements, including, but not limited to, those described in our most recently filed Annual Report on Form 10-K and our most recently filed Quarterly Report on Form 10-Q, both as incorporated herein by reference. See "Where You Can Find More Information." We do not undertake any responsibility to update any of these factors or to announce publicly any revisions to any of the forward-looking statements, whether as a result of new information, future events or otherwise.

4,500,000 Shares

Alexandria Real Estate Equities, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.
Citi
J.P.Morgan

March    , 2009